                                 FORM 8-K

                              CURRENT REPORT


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported)  February 23, 1996



   Commission            Registrant; State of              IRS Employer
   File Number          Incorporation; Address;          Identification No
                         and Telephone Number

     1-9513             CMS ENERGY CORPORATION              38-2726431
                       (A Michigan Corporation)
                   Fairlane Plaza South, Suite 1100
                         330 Town Center Drive
                       Dearborn, Michigan 48126
                            (313) 436-9261

ITEM 5.  OTHER EVENTS.

Audited financial statements of CMS Energy Corporation which became available January 26, 1996 and CMS Energy Corporation's Management's Discussion and Analysis, which are being filed pursuant to Regulation section 210.3-12 of Regulation S-X, together with the Report of Independent Public Accountants, Arthur Andersen LLP, dated January 26, 1996.

                            ARTHUR ANDERSEN LLP

                 Report of Independent Public Accountants





To CMS Energy Corporation:

We have audited the accompanying consolidated balance sheets and consolidated statements of preferred stock of CMS ENERGY CORPORATION (a Michigan corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CMS Energy Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                       Arthur Andersen LLP

Detroit, Michigan,
   January 26, 1996.

                          CMS Energy Corporation
                   Management's Discussion and Analysis


CMS Energy Corporation (CMS Energy) is the parent holding company of Consumers Power Company (Consumers) and CMS Enterprises Company (Enterprises). Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses, including oil and gas exploration and production, development and operation of independent power production facilities, electric and gas marketing services to utility, commercial and industrial customers, and storage and transmission of natural gas.


Consolidated Earnings

Consolidated net income for 1995 totaled $204 million comprised of $201 million of net income attributable to one of two classes of common stock of CMS Energy (CMS Energy Common Stock) or $2.27 per share compared to net income of $179 million or $2.09 per share in 1994 and net income of $155 million or $1.90 per share in 1993. Net income attributable to the other class of common stock of CMS Energy, (Class G Common Stock) which reflects the separate performance of the gas distribution, storage and transportation currently conducted by Consumers and Michigan Gas Storage Company (Consumers Gas Group) totaled $3 million or $.38 per share in 1995. The improved net income for 1995 reflects increased utility electric sales and utility gas deliveries, increased electric utility revenue as a result of the May 1994 rate increase, reversal of losses previously recorded for gas utility contingencies (see Note 4), improved operating results from Consumers' interest in the Midland Cogeneration Venture (MCV) Facility, a natural gas-fueled, combined cycle cogeneration facility (MCV Facility), and the continuing growth of the international businesses. For further information, see the Electric and Gas Utility Results of Operations sections and the individual international results of operations sections. The increased 1994 net income over the 1993 period reflects a significant increase in utility electric sales, the impact of the 1994 electric rate increase, recognition of incentive revenue related to demand-side management (DSM) programs, the favorable resolution of a previously recorded gas cost contingency, and the growth of international businesses.


Cash Position, Financing and Investing

CMS Energy's primary ongoing source of operating cash is dividends from its subsidiaries. In 1995, CMS Energy received a $70 million dividend from Consumers compared to $176 million in 1994. This decrease represents Consumers temporarily suspending its common dividends to CMS Energy in lieu of CMS Energy making a direct equity infusion of cash into Consumers. In 1996, Consumers plans to resume common stock dividend payments to CMS Energy.

CMS Energy's consolidated cash from operations is derived mainly from Consumers' sale and transportation of natural gas, its generation, transmission, and sale of electricity and CMS NOMECO Oil & Gas Co.'s (CMS NOMECO) sale of oil and natural gas. Consolidated cash from operations during 1995 increased $70 million from the 1994 level primarily from higher sales of electricity and gas, lower gas inventories, timing of cash payments related to its utility operations, CMS NOMECO's increased sale of oil and natural gas and the growth of the international businesses partially offset by Consumers' higher power purchases from the MCV Partnership. CMS Energy primarily uses this operating cash to expand its international businesses, maintain its electric and gas utility systems, retire portions of its long-term securities and pay dividends.

Financing Activities: Net cash provided by financing activities in 1995 increased $163 million from 1994, primarily reflecting the issuance of Class G Common Stock and increased long-term debt. Net cash provided by financing activities in 1994 increased by $214 million primarily reflecting the issuance of Consumers preferred stock.

In January 1994, CMS Energy filed a shelf-registration statement with the Securities and Exchange Commission (SEC) for the issuance and sale of up to $250 million of CMS Energy General Term Notes, Series A (GTNs). As of December 31, 1995, CMS Energy had issued approximately $221 million of GTNs with a weighted average interest rate of 7.7 percent.

In the third quarter 1995, CMS Energy received net proceeds of approximately $123 million from the issuance of 7.52 million shares of Class G Common Stock at a price to the public of $17.75 per share, initially representing 23.50 percent of the common stockholder's equity value attributed to the Consumers Gas Group. All of the proceeds from this sale will fund the capital programs and be used for general corporate purposes of CMS Energy. Initially, such proceeds were used to repay a portion of CMS Energy's indebtedness under the Credit Facility, none of which was attributable to the Consumers Gas Group. In 1995, CMS Energy issued approximately $90 million of CMS Energy Common Stock in conjunction with the acquisitions of Terra Energy Ltd. (Terra) and Walter International, Inc. (Walter).

In January 1995, CMS Generation Co. (CMS Generation), a subsidiary of Enterprises, entered into a one-year $118 million bridge credit facility for the acquisition of HYDRA-CO Enterprises, Inc. (HYDRA-CO) of which approximately $109 million remained outstanding as of December 31, 1995. In January 1996, CMS Generation refinanced the bridge credit facility into a $110 million, five-year term loan.

During 1995, CMS Energy paid $80 million in cash dividends to holders of CMS Energy Common Stock compared to $67 million in 1994. The $13 million increase reflects an annual increase of $.12 per share to $.96 per share, commencing third quarter 1995. CMS Energy also paid $4 million in cash dividends to holders of Class G Common Stock. Dividends on preferred stock increased to $28 million in 1995, reflecting Consumers' issuance of additional preferred stock in 1994.

In October 1995, CMS NOMECO filed a registration statement with the SEC for an initial public offering of not more than 20 percent of CMS NOMECO common stock. CMS Energy will continue to evaluate market conditions for a possible future offering of CMS NOMECO common stock.

In November 1995, CMS Energy amended the terms of its $400 million Unsecured Credit Facility, increased the amount to $450 million and extended the termination date to June 30, 1998. CMS Energy also entered into a $125 million, seven year Term Loan Agreement. As of December 31, 1995, $118 million and $125 million remains outstanding for the Unsecured Credit Facility and Term Loan Agreement, respectively.

Investing Activities: Net cash used in investing activities in 1995 increased $307 million from 1994, primarily reflecting the acquisitions of Transportadora de Gas del Norte S.A. (TGN), HYDRA-CO and Walter. Capital expenditures, including assets placed under capital lease (see Note 17), deferred DSM costs, investment in international subsidiaries and common stock issued for acquisitions totaled $1,053 million in 1995 as compared to $672 million in 1994 and $768 in 1993. Capital expenditures for 1995 include approximately $200 million for acquisitions which commenced in 1994 but did not close until 1995. CMS Energy's expenditures for its utility, independent power production, oil and gas exploration and production, and gas transmission and marketing business segments were $454 million, $239 million, $168 million and $178 million, respectively.

Financing and Investing Outlook: CMS Energy estimates that capital expenditures, including new lease commitments, and investments in partnerships and unconsolidated subsidiaries, will total approximately $2.4 billion over the next three years.

                                                               In Millions
Years Ended December 31                           1996      1997      1998
-----------------------                           ----      ----      ----
Electric utility                                  $311      $285      $295
Gas utility                                        124       110       105
Oil and gas exploration and production             120       135       150
Independent power production                       189       175       150
Natural gas transmission, storage and marketing    112        70        50
                                                  ----      ----      ----
                                                  $856      $775      $750
                                                  ====      ====      ====
CMS Energy is required to redeem or retire approximately $1,266 million of long-term debt over the three-year period ending December 1998. Cash provided by operating activities is expected to satisfy a substantial portion of these capital expenditures and debt retirements. In January 1996, Consumers issued and sold 4 million shares of Trust Originated Preferred Securities with net proceeds totaling $96 million (see Note 8). CMS Energy will continue to evaluate the capital markets in 1996 as a source of financing its subsidiaries' investing activities and required debt retirements.

Consumers has several available, unsecured, committed lines of credit totaling $145 million and a $425 million working capital facility. Consumers has Federal Energy Regulatory Commission (FERC) authorization to issue or guarantee up to $900 million in short-term debt through December 31, 1996. Consumers uses short-term borrowings to finance working capital and gas in storage, and to pay for capital expenditures between long-term financings. Consumers has an agreement permitting the sales of certain accounts receivable for up to $500 million. At December 31, 1995 and 1994, receivables sold totaled $295 million and $275 million, respectively.


Electric Utility Results of Operations
Pretax Operating Income
Change Compared to Prior Year

                                                              In Millions
                                           ------------------------------
                                             1995/1994          1994/1993
                                             ---------          ---------
Sales                                             $ 59               $ 33
Rate increase and other regulatory issues            9                 38
Other operation and maintenance
expense (O&M), general taxes and depreciation      (38)               (25)
                                                 -----              -----
    Total change                                  $ 30               $ 46
                                                 =====              =====

Electric Sales: Total electric sales in 1995 were a record 35.5 billion kilowatt-hours (kWh), a 3.0 percent increase from the 1994 level as a result of economic growth and warmer summer temperatures. The increase in total electric sales included a 4.2 percent increase in sales to Consumers' ultimate customers, with fairly consistent increases in the residential, commercial, and industrial sectors. The increase was partially offset by a decrease in certain sales to other utilities.

Total electric sales in 1994 were 34.5 billion kWh, a 5.2 percent increase from the 1993 level, which included a 4.2 percent increase in system sales to Consumers' ultimate customers.

Power Costs: Power costs for 1995 totaled $970 million, a $20 million increase from the corresponding 1994 period, primarily reflecting increased purchased power costs due to higher sales levels. Power costs for 1994 totaled $950 million, a $42 million increase as compared to 1993 which reflects increased kWh production at Consumers' generating plants and greater power purchases from outside sources to meet increased sales demand.

Operating Expenses: Electric operation and maintenance expense for 1995 compared to 1994 increased $13 million, which included $9 million of additional postretirement benefit costs and increased expenditures to improve electric system reliability. Electric depreciation for 1995 compared to 1994 increased $15 million, reflecting additional property and equipment. Electric general taxes increased $11 million in 1995 compared to 1994, reflecting millage rate increases and additional capital investments in property and equipment.


Electric Utility Issues

Power Purchases from the MCV Partnership: Consumers' annual obligation to purchase contract capacity from the MCV Partnership increased 108 megawatts (MW) in 1995 to 1,240 MW. In 1993, the Michigan Public Service Commission (MPSC) issued the March 1993 and May 1993 orders (Settlement Order) that have allowed Consumers to recover substantially all payments for 915 MW of contract capacity purchased from the MCV Partnership. The Association of Business Advocating Tariff Equity (ABATE) and the Michigan Attorney General (Attorney General) have appealed the Settlement Order to the Michigan Court of Appeals (Court of Appeals). The market for the remaining 325 MW of contract capacity was assessed at the end of 1992. This assessment, along with the Settlement Order, resulted in Consumers recognizing a loss for the present value of the estimated future underrecoveries of power purchases from the MCV Partnership. Additional losses may occur if actual future experience materially differs from the 1992 estimates. As anticipated in 1992, Consumers continues to experience cash underrecoveries associated with the Settlement Order. These after-tax cash underrecoveries totaled $90 million, $61 million and $59 million in 1995, 1994 and 1993, respectively. Estimated future after-tax cash underrecoveries, and possible losses for 1996 and the next four years are shown in the table below.

                                                  After-tax, In Millions
                                    1996    1997    1998    1999    2000
                                    ----    ----    ----    ----    ----

Estimated cash underrecoveries       $56     $55     $ 8     $ 9     $ 7

Possible additional under-
 recoveries and losses (a)           $20     $22     $72     $72     $74

(a) If unable to sell any capacity above the MPSC's authorized level.

In September 1995, Consumers and the MPSC staff reached a proposed settlement agreement that would potentially resolve several issues in three pending proceedings, including cost recovery for the 325 MW of MCV Facility capacity above the MPSC's currently authorized level. For further information regarding the settlement, see Note 4.

In 1994 and 1995, Consumers terminated power purchase agreements with the developers of a proposed 65 MW coal-fired cogeneration facility and a proposed 44 MW wood and chipped-tire plant. To replace this capacity, 109 MW of less expensive contract capacity from the MCV Facility which Consumers is currently not authorized to recover from retail customers would be used. For further information, see Note 4.

Electric Rate Proceedings: Consumers filed a request with the MPSC in late 1994 to increase its retail electric rates. In early 1996, the MPSC granted Consumers authority to increase its annual electric retail rates by $46 million. This partial final order did not address cost recovery related to the 325 MW of MCV Facility contract capacity above 915 MW. The MPSC stated that this matter would be addressed in connection with its consideration of the proposed settlement agreement discussed below.

In September 1995, Consumers and the MPSC staff reached a proposed settlement agreement that, if approved by the MPSC, would resolve several outstanding regulatory issues. One of these issues, Consumers' electric rate case, was addressed, in part, by the order discussed above. If fully adopted, the settlement agreement would resolve Consumers' depreciation and special competitive service cases (discussed below) and cost recovery of 325 MW of uncommitted MCV Facility capacity. Consumers expects a final order in the spring of 1996. For more information regarding the electric rate order and the settlement, see Note 4.

In 1995, Consumers filed a request with the MPSC, seeking approval to increase its traditional depreciation expense by $21 million and reallocate certain portions of its utility plant from production to transmission, resulting in a $28 million decrease. If both aspects of the request are approved, the net result would be a decrease in electric depreciation expense of $7 million for ratemaking purposes. The MPSC staff's filing in this case did not support Consumers' requested increase in depreciation expense, but instead proposed a decrease of $24 million. The MPSC staff also did not support the reallocation of plant investment as proposed by Consumers but suggested several alternatives which could partially address this issue. In September 1995, the Administrative Law Judge (ALJ) issued a proposal for decision that essentially supported the MPSC staff's position regarding depreciation expense and recommended that the MPSC reject both Consumers' and the MPSC staff's positions regarding the reallocation of Consumers' depreciation reserve and plant investment. This case is currently part of the proposed settlement discussed above.

Special Rates:   Consumers currently has a request before the MPSC that,
if approved, would allow Consumers a certain level of rate-pricing flexibility to respond to customers' alternative energy options. This request has been consolidated into the settlement proceeding discussed above.

Electric Conservation Efforts: In June 1995, the MPSC issued an order that authorized Consumers to discontinue future DSM program expenditures and cease all new programs. For further information, see Note 4.

Electric Environmental Matters: The 1990 federal Clean Air Act as amended on November 15, 1990 (Clean Air Act) significantly increased the environmental constraints that utilities will operate under in the future. While the Clean Air Act's provisions require Consumers to make certain capital expenditures in order to comply with the amendments for nitrogen oxide reductions, Consumers' generating units are presently operating at or near the sulfur dioxide emission limits which will be effective in the year 2000. Therefore, management believes that Consumers' annual operating costs will not be materially affected.

The Michigan Natural Resources and Environmental Protection Act (formerly the Michigan Environmental Response Act) was substantially amended in June 1995. The Michigan law bears similarities to the Federal Comprehensive Environmental Response, Compensation and Liability Act (Superfund). The purpose of the 1995 amendments was generally to encourage development of industrial sites and to remove liability from some parties who were not responsible for activities causing contamination. Consumers expects that it will ultimately incur costs at a number of sites. Consumers believes costs incurred for both investigation and required remedial actions are properly recoverable in rates.

Consumers is a so-called "potentially responsible party" at several sites being administered under Superfund. Along with Consumers, there are numerous credit-worthy, potentially responsible parties with substantial assets cooperating with respect to the individual sites. Based on current information, management believes it is unlikely that Consumers' liability at any of the known Superfund sites, individually or in total, will have a material adverse effect on its financial position, liquidity or results of operations. For further information regarding electric environmental matters, see Note 14.


Electric Outlook

Competition: Consumers currently expects approximately 2 percent average annual growth in electric system sales over the next five years.

Consumers continues to be affected by the developing competitive market for electricity. The primary sources of competition include: the installation of cogeneration or other self-generation facilities by Consumers' larger industrial customers; the formation of municipal utilities which would displace retail service by Consumers to an entire community; and competition from neighboring utilities which offer flexible rate arrangements designed to encourage movement to their respective service areas. Consumers continues to work toward retaining its current retail service customers.

In an effort to meet the challenge of competition, Consumers has signed long-term sales contracts with some of its largest industrial customers, including its largest customer, General Motors Corporation. Under the General Motors contract, Consumers will serve certain facilities at least five years and other facilities at least 10 years in exchange for competitively discounted electric rates. Certain facilities will have the option of taking retail wheeling service (if available) after the first three years of the contract. The MPSC approved this contract in 1995.

As part of an order issued in early 1996, the MPSC significantly reduced the rate subsidization of residential customers by industrial and large commercial customers. In addition to offering electric rates that are competitive with other energy providers, Consumers is pursuing other strategies to retain its "at-risk" customers. These strategies include: minimizing outages for each customer, promptly responding to customer inquiries, and providing consulting services to help customers use energy efficiently.

In 1994, the MPSC approved a framework for a five-year experimental retail wheeling program for Consumers and The Detroit Edison Company (Detroit Edison). Under the experiment, up to 60 MW of Consumers' additional load requirements could be met by retail wheeling. The program becomes effective upon Consumers' next solicitation for capacity. In June 1995, the MPSC issued an order that set rates and charges for retail delivery service under the experiment. Consumers, ABATE and The Dow Chemical Company filed claims of appeal of the MPSC's retail wheeling orders. The Court of Appeals subsequently consolidated these appeals with those previously filed by Detroit Edison and the Attorney General. Consumers does not expect this short-term experiment to have a material impact on its financial position, liquidity or results of operations.

In March 1995, the FERC issued a notice of proposed rulemaking (NOPR) and a supplemental NOPR that propose changes in the wholesale electric industry. Among the most significant proposals is a requirement that utilities provide open access to the domestic interstate transmission grid. The FERC's final rules are expected to be announced in the spring of 1996. Consumers is unable to predict the terms of these rules. However, management believes that Consumers is well-positioned to conform to open access as it has been voluntarily providing this transmission service since 1992.

The Governor of the State of Michigan has proposed that the MPSC review the existing statutory and regulatory framework governing Michigan utilities in light of increasing competition in the utility industry and recommend appropriate revisions. At this time, no proceedings have been initiated at the MPSC on this matter and no new legislation has been introduced.

Changes in the competitive environment facing regulated utilities may eventually lead to the discontinuance of Statement of Financial Accounting Standards (SFAS) 71, which allows the deferral of certain costs and the recording of regulatory assets. Management has evaluated Consumers' current regulatory position and believes it continues to support the recognition of Consumers' $779 million of electric-related regulatory assets. If changes in the industry were to lead to Consumers discontinuing the application of SFAS 71, for all or part of its business, Consumers may be required to write-off the portion of any regulatory asset for which no regulatory assurance of recovery continued to exist. Consumers does not believe that there is any current evidence that supports the write-off of any of its electric-related regulatory assets. For further information regarding SFAS 71 and Consumers' regulatory assets, see Notes 2 and 19.

Nuclear Matters: In July 1995, the Nuclear Regulatory Commission (NRC) issued its Systematic Assessment of Licensee Performance report for the Palisades nuclear plant (Palisades). The report recognized improved performance at the plant, specifically in the areas of Engineering and Plant Operations. In the report, the NRC noted areas which continue to require management's attention, but also recognized the development and implementation of plans for corrective action designed to address previously identified weak areas. The report noted that performance in the areas of Maintenance and Plant Support was good and remained unchanged.

Consumers' on-site storage pool for spent nuclear fuel at Palisades is at capacity. Consequently, Consumers is using NRC-approved dry casks, which are steel and concrete vaults, for temporary on-site storage. In 1996, Consumers plans to unload and replace one of the casks where a minor flaw has been detected. For further information, see Note 15.

The Low-Level Radioactive Waste Policy Act encourages the respective states, individually or in cooperation with each other, to be responsible for the disposal of low-level radioactive waste. Currently, a low-level waste site does not exist in Michigan and Consumers has been storing low-level waste at its nuclear plant sites. Consumers began shipping its low-level waste to a site in South Carolina during 1995 and plans to have all its currently stored low-level waste removed from the plant sites by the end of 1996.

Consumers is required to make certain calculations and report to the NRC about the continuing ability of the Palisades reactor vessel to withstand postulated "pressurized thermal shock" events during its remaining license life. Analysis of recent data from testing of similar materials indicates that the Palisades reactor vessel can be safely operated through late 1999. Consumers is developing plans to anneal the reactor vessel in 1998 at an estimated cost of $20 million to $30 million. This repair would allow for operation of the plant to the end of its license life in the year 2007. Consumers cannot predict whether the studies being conducted as a part of the development plans will support a future decision to anneal.

At the SEC staff's request, the Financial Accounting Standards Board
(FASB) is reviewing the accounting for closure and removal costs for long-lived assets, including decommissioning. The current electric utility industry accounting practices of recording the cost of removal as a component of depreciation could be changed. The FASB's tentative decision includes recognition of the cost of closure and removal obligation as a liability based on discounted future cash flows with the offset recorded as part of the cost of the plant asset.

Stray Voltage: Consumers has experienced a number of lawsuits relating to the effect of so-called stray voltage on certain livestock. At December 31, 1995, Consumers had 30 separate stray voltage lawsuits awaiting trial court action, down from 83 lawsuits at December 31, 1994. CMS Energy believes that the resolution of these lawsuits will not have a material impact on its financial position or results of operations.


Gas Utility Results of Operations
Pretax Operating Income
Change Compared to Prior Year

                                                              In Millions
                                            -----------------------------
                                             1995/1994          1994/1993
                                             ---------          ---------
Sales                                             $ 12               $ (3)
Regulatory recovery of gas cost                     19                 10
O&M, general taxes and depreciation                (15)               (19)
                                                 -----              -----
    Total change                                  $ 16               $(12)
                                                 =====              =====

Gas Deliveries: Gas sales in 1995 totaled 253.6 billion cubic feet (bcf), a 5.2 percent increase from 1994 levels, and total system deliveries, excluding transport to the MCV Facility, increased 6.5 percent from 1994. On a weather-adjusted basis, total system deliveries increased 4.1 percent, reflecting significant growth. In 1994, total system deliveries, excluding transport to the MCV Facility, were 314 bcf, a slight decrease from 1993 deliveries.

Cost of Gas Sold: The cost of gas sold for 1995 increased $9 million from the 1994 level, as a result of increased deliveries. The increased costs reflect the reversal of a $23 million gas supplier loss contingency.

Operating Expenses: Gas operation and maintenance expense increased $9 million, reflecting an $8 million gas inventory loss. Gas depreciation for 1995 compared to 1994 increased $7 million, reflecting additional capital investment in property and equipment.


Gas Utility Issues

Gas Rates: In December 1994, Consumers filed a request with the MPSC to increase Consumers' annual gas rates. The requested increase reflected increased expenditures, including those associated with postretirement benefits, and a 13 percent return on equity. The MPSC staff has recommended a $13 million rate decrease. In November 1995, the ALJ issued a proposal for decision that essentially adopted the MPSC staff's position. Consumers currently requests a $7 million increase in its annual gas rates. A final order from the MPSC is expected in early 1996. For further information regarding Consumers' current gas rate case, see
Note 4.

Consumers entered into a special natural gas transportation contract with one of its transportation customers in response to the customer's proposal to by-pass Consumers' system in favor of a competitive alternative. The contract provides for discounted gas transportation rates in an effort to induce the customer to remain on Consumers' system. In February 1995, the MPSC approved the contract but stated that the revenue shortfall created by the difference between the contract's discounted rate and the floor price of one of Consumers' MPSC authorized gas transportation rates must be borne by Consumers' shareholders. In March 1995, Consumers filed an appeal with the Court of Appeals claiming that the MPSC decision denies Consumers the opportunity to earn its authorized rate of return and is therefore unconstitutional.

Gas Cost Recovery Matters: In October 1995, the MPSC issued an order regarding a $44 million (excluding any interest) gas supply contract pricing dispute between Consumers and certain intrastate producers. The order stated that Consumers was not obligated to seek prior approval of market-based pricing provisions that were implemented under the contracts in question. The producers subsequently filed a claim of appeal of the MPSC order with the Court of Appeals. Consumers believes the MPSC order supports its position that the producers' theories are without merit and intends to vigorously oppose any claims they may raise but cannot predict the outcome of this issue.

Gas Environmental Matters: Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites, including some that formerly housed manufactured gas plant facilities. Data available to Consumers and its continued internal review of these former manufactured gas plant sites have resulted in an estimate for all costs related to investigation and remedial action of between $48 million and $112 million. These estimates are based on undiscounted 1995 costs. At December 31, 1995, Consumers has accrued a liability for $48 million and has established a regulatory asset for approximately the same amount. Any significant change in assumptions such as remediation technique, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites.

Consumers requested recovery and deferral of certain investigation and remedial action costs in its gas rate case filed in December 1994. Consumers believes that remedial action costs are recoverable in rates and is continuing discussions with certain insurance companies regarding coverage for some or all of the costs which may be incurred for these sites. For further information, see Note 14.


Gas Outlook

Consumers currently anticipates gas deliveries to grow approximately 2 percent per year (excluding transportation to the MCV Facility and off-system deliveries) over the next five years, primarily due to a steadily growing customer base. Additionally, Consumers has several strategies which will support increased load requirements in the future. These strategies include increased efforts to promote natural gas to both current and potential customers that are using other fuels for space and water heating. The emerging use of natural gas vehicles also provides Consumers with sales growth opportunities. In addition, as air quality standards continue to become more stringent, management believes that greater opportunities exist for converting industrial boiler load and other processes to natural gas. Consumers also plans additional capital expenditures to construct new gas mains that are expected to expand Consumers' system.

In 1995, Consumers purchased approximately 80 percent of its required gas supply under long-term contracts, and the balance on the spot market. Consumers estimates that approximately 35 percent of its gas purchases will be under long-term contracts in future years as current contracts expire. Consumers also has transmission contracts totaling approximately 90 percent of its supply requirements. The expiration dates of the transmission contracts range from 1997 to 2004.

In 1995, the Low Income Home Energy Assistance Program provided approximately $71 million in heating assistance to about 400,000 Michigan households, with approximately 18 percent of funds going to Consumers' customers. In late 1995, federal legislative approval provided Michigan residents with approximately $60 million of funding for 1996. Consumers cannot predict what level of funding will be approved for 1997.

In January 1996, the MPSC issued a Notice of legislative-type hearings to be held February 12, 1996, to assess whether it is appropriate to allow all natural gas customers access to gas transportation service. The
MPSC notice designated all eight local distribution companies whose rates are regulated by the MPSC as parties to this proceeding.

Under SFAS 71, Consumers is allowed to defer certain costs to the future and record regulatory assets, based on the recoverability of those costs through the MPSC's approval. Consumers has evaluated its $276 million of regulatory assets (see Note 19) related to its gas business, and believes that sufficient regulatory assurance exists to provide for the recovery of these deferred costs.


Oil and Gas Exploration and Production

Pretax Operating Income: 1995 pretax operating income increased $22 million from 1994, primarily due to higher sales volumes and oil sales prices, income attributable to the acquisitions of Walter and Terra and increased gains from the assignment of gas supply contracts, partially offset by lower average market prices for gas. 1994 pretax operating income increased $5 million from 1993, reflecting higher gas sales volumes, lower international write-offs, and the gain from the disposition of a gas supply contract, partially offset by lower average market prices for oil and gas.

Capital Expenditures: In February 1995, CMS NOMECO closed on the acquisition of Walter for approximately $49 million, consisting of approximately $27 million of CMS Energy Common Stock and $22 million in both cash and assumed debt. The Walter acquisition added proved reserves of approximately 20 million barrels of oil.

In August 1995, CMS NOMECO acquired Terra with approximately $63 million of CMS Energy Common Stock. The Terra acquisition added approximately 96 bcf of proved gas reserves.

Other capital expenditures for 1995 approximated $84 million, primarily for development of existing oil and gas reserves.


Independent Power Production

Pretax Operating Income: 1995 pretax operating income increased $25 million, primarily reflecting higher capacity sales by the MCV Partnership, as well as additional equity earnings by CMS Generation subsidiaries primarily due to the HYDRA-CO acquisition. 1994 pretax operating income increased $16 million from 1993, primarily reflecting additional electric generating capacity.

Capital Expenditures: In January 1995, CMS Generation completed its acquisition of HYDRA-CO for $153 million, net of $54 million cash. CMS Generation acquired 224 MW of net generating capacity and also assumed shared construction management responsibility for a 60 MW diesel-fueled plant under construction in Jamaica, scheduled to go into service in the fourth quarter of 1996.

Other capital expenditures for 1995 totaled approximately $86 million related to expanding ownership in existing facilities and investments in new facilities.


Natural Gas Transmission, Storage and Marketing

Pretax Operating Income: 1995 pretax operating income increased $5 million over 1994, reflecting growth from new pipeline investments and the continued growth of existing projects and gas marketed to end-users. 1994 pretax operating income increased $2 million over 1993, reflecting earnings growth from gas pipeline and storage projects and gas marketed to end-users. In 1995, 101 bcf of natural gas was marketed compared to 66 bcf and 60 bcf in 1994 and 1993, respectively.

Capital Expenditures: In July 1995, CMS Gas Transmission and Storage Company (CMS Gas Transmission), a subsidiary of Enterprises, acquired a 25 percent ownership interest in TGN for $136 million. TGN, which had 1995 revenues of approximately $150 million, owns and operates 2,600 miles of pipelines that provide natural gas transmission service to the northern and central parts of Argentina, with almost one bcf per day of existing pipeline capacity.

CMS Gas Transmission, through an ownership interest in Nitrotec Corporation, a proprietary gas technology company acquired in January 1996, currently has two helium recovery plants under construction and scheduled to be in service no later than the first quarter of 1996. The total estimated cost for these two plants, located in Colorado and Kansas, is $8.2 million. One helium recovery plant was placed in service in October 1995. Nitrotec Corporation has also started construction on a $5.2 million nitrogen rejection facility in Texas.

In January 1996, CMS Gas Transmission signed a letter of intent to transfer its 50 percent ownership interest to its partner, MHP
Corporation, in the Moss Bluff Gas Storage System, a salt cavern storage facility on the Gulf Coast of Texas and MHP Corporation will transfer its 50 percent ownership interest to CMS Gas Transmission in the Grand Lacs Limited Partnership, a marketing center for natural gas. CMS Gas
Transmission will also receive approximately $26 million.

In January 1996, CMS Gas Transmission acquired Petal Gas Storage Company, a natural gas storage facility located in Forrest County, Mississippi. The salt dome storage cavern provides up to 3.2 bcf per day of 10-day storage service and has the capability of being refilled in 20 days.

Other capital expenditures in 1995 totaled approximately $42 million for acquisitions, expansion of existing facilities and construction of new facilities.

Other

New Accounting Standard: In 1995, the FASB issued SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which is effective for 1996. CMS Energy does not expect the application of this statement to have a material impact on its financial position, liquidity or results of operations. For further information, see Note 2.


Consolidated Statements of Income                                                        CMS Energy Corporation

                                                                                                   In Millions,
                                                                                       Except Per Share Amounts

Years Ended December 31                                                         1995         1994         1993

Operating Revenue      Electric utility                                       $2,277       $2,189       $2,077
                       Gas utility                                             1,195        1,151        1,160
                       Oil and gas exploration and production                    108           78           71
                       Independent power production                               96           46           21
                       Natural gas transmission, storage and marketing           196          145          142
                       Other                                                      18            5            5
                                                                              ---------------------------------
                            Total operating revenue                            3,890        3,614        3,476
                                                                              ---------------------------------
Operating Expenses     Operation
                          Fuel for electric generation                           283          306          293
                          Purchased power - related parties                      491          482          467
                          Purchased and interchange power                        196          162          148
                          Cost of gas sold                                       821          785          801
                          Other                                                  698          621          565
                                                                              ---------------------------------
                            Total operation                                    2,489        2,356        2,274
                       Maintenance                                               186          192          206
                       Depreciation, depletion and amortization                  416          379          364
                       General taxes                                             196          184          193
                                                                              ---------------------------------
                            Total operating expenses                           3,287        3,111        3,037
                                                                              ---------------------------------
Pretax Operating       Electric utility                                          362          332          286
Income (Loss)          Gas utility                                               151          135          147
                       Oil and gas exploration and production                     30            8            3
                       Independent power production                               46           21            5
                       Natural gas transmission, storage and marketing            14            9            7
                       Other                                                       -           (2)          (9)
                                                                              ---------------------------------
                            Total pretax operating income                        603          503          439
                                                                              ---------------------------------
Income Taxes                                                                     130          103           81
                                                                              ---------------------------------
Net Operating Income                                                             473          400          358
                                                                              ---------------------------------
Other Income           Accretion income (Note 2)                                  11           13           14
(Deductions)           Accretion expense (Note 2)                                (31)         (35)         (36)
                       Other income taxes, net                                    12           11            6
                       Bond income                                                 -            -           32
                       Other, net                                                 10           19           15
                                                                              ---------------------------------
                            Total other income                                     2            8           31
                                                                              ---------------------------------
Fixed Charges          Interest on long-term debt                                224          193          204
                       Other interest                                             27           18           24
                       Capitalized interest                                       (8)          (6)          (5)
                       Preferred dividends                                        28           24           11
                                                                              ---------------------------------
                            Net fixed charges                                    271          229          234
                                                                              ---------------------------------
Net Income                                                                    $  204       $  179       $  155
                                                                              =================================
Net Income Attributable to Common Stocks - CMS Energy                         $  201       $  179       $  155
                                           Class G                            $    3       $    -       $    -
                                                                              =================================
Average Common Shares Outstanding - CMS Energy                                    89           86           81
                                    Class G                                        8            -            -
                                                                              =================================
Earnings Per Average Common Share - CMS Energy                                $ 2.27       $ 2.09       $ 1.90
                                    Class G                                   $  .38       $    -       $    -
                                                                              =================================
Dividends Declared Per Common Share - CMS Energy                              $  .90       $  .78       $  .60
                                      Class G                                 $  .56       $    -       $    -
                                                                              =================================


The accompanying notes are an integral part of these statements.

/TABLE


Consolidated Statements of Cash Flows                                                CMS Energy Corporation

                                                                                                In Millions

Years Ended December 31                                                           1995      1994      1993

Cash Flows From        Net income                                              $   204   $   179   $   155
Operating Activities     Adjustments to reconcile net income to net cash
                           provided by operating activities
                             Depreciation, depletion and amortization (includes
                               nuclear decommissioning depreciation of $51,
                               $49 and $46, respectively)                          416       379       364
                             Capital lease amortization                             37        36        31
                             Debt discount amortization                             24        37        36
                             Deferred income taxes and investment tax credit        75        56        56
                             Accretion expense (Note 2)                             31        35        36
                             Accretion income -
                               abandoned Midland project (Note 2)                  (11)      (13)      (14)
                             Power purchases - settlement (Note 3)                (137)      (87)      (84)
                             Undistributed earnings of related parties             (53)      (25)       (9)
                             Other                                                   7         3         1
                             Changes in other assets and liabilities (Note 17)      89        12       (88)
                                                                               --------  --------  --------
                               Net cash provided by operating activities           682       612       484
                                                                               --------  --------  --------

Cash Flows From        Capital expenditures (excludes capital lease additions
Investing Activities     of $31, $36 and $58, respectively and DSM) (Note 17)     (535)     (575)     (550)
                       Investments in partnerships and unconsolidated
                         subsidiaries                                             (242)      (52)     (108)
                       Acquisition of companies, net of cash acquired             (146)        -         -
                       Investments in nuclear decommissioning trust funds          (51)      (49)      (46)
                       Cost to retire property, net                                (41)      (38)      (32)
                       Other                                                       (14)       (6)       (5)
                       Deferred demand-side management costs                        (9)       (9)      (52)
                       Proceeds from sale of property                               22        20         6
                       Proceeds from sale of bond investments                        -         -       322
                       Sale of subsidiary                                            -         -       (14)
                                                                               --------  --------  --------
                               Net cash used in investing activities            (1,016)     (709)     (479)
                                                                               --------  --------  --------

Cash Flows From        Proceeds from bank loans, notes and bonds                   333       701       673
Financing Activities   Issuance of common stock                                    160        30       132
                       Increase in notes payable, net                                2        80        44
                       Payment of common stock dividends                           (84)      (67)      (49)
                       Retirement of bonds and other long-term debt                (44)     (279)     (645)
                       Payment of capital lease obligations                        (37)      (35)      (26)
                       Repayment of bank loans                                     (18)     (473)     (192)
                       Retirement of common stock                                   (1)       (2)       (3)
                       Issuance of preferred stock                                   -       193         -
                                                                               --------  --------  --------
                               Net cash provided by (used in)
                                 financing activities                              311       148       (66)
                                                                               --------  --------  --------
Net Increase (Decrease) in Cash and Temporary Cash Investments                     (23)       51       (61)

                       Cash and temporary cash investments
                               Beginning of year                                    79        28        89
                                                                               --------  --------  --------
                               End of year                                     $    56   $    79   $    28
                                                                               ========  ========  ========


The accompanying notes are an integral part of these statements.



Consolidated Balance Sheets                                                          CMS Energy Corporation


ASSETS                                                                                          In Millions

December 31                                                                                  1995      1994

Plant and Property      Electric                                                           $6,103    $5,771
(At Cost)               Gas                                                                 2,218     2,102
                        Oil and gas properties (full-cost method)                           1,074       934
                        Other                                                                 105        61
                                                                                           ----------------
                                                                                            9,500     8,868
                        Less accumulated depreciation, depletion and amortization (Note 2)  4,627     4,299
                                                                                           ----------------
                                                                                            4,873     4,569
                        Construction work-in-progress                                         201       245
                                                                                           ----------------
                                                                                            5,074     4,814
                                                                                           ----------------

Investments             Independent power production                                          275       152
                        First Midland Limited Partnership (Notes 3 and 20)                    225       218
                        Natural gas transmission, storage and marketing                       193        40
                        Midland Cogeneration Venture Limited Partnership (Notes 3 and 20)     103        74
                        Other                                                                  22        16
                                                                                           ----------------
                                                                                              818       500
                                                                                           ----------------

Current Assets          Cash and temporary cash investments at cost, which
                          approximates market                                                  56        79
                        Accounts receivable and accrued revenue, less allowances
                          of $4 in 1995 and $5 in 1994 (Note 6)                               296       156
                        Inventories at average cost
                          Gas in underground storage                                          184       235
                          Materials and supplies                                               83        75
                          Generating plant fuel stock                                          37        37
                        Deferred income taxes (Note 5)                                         24        34
                        Prepayments and other                                                 230       216
                                                                                           ----------------
                                                                                              910       832
                                                                                           ----------------

Non-current Assets      Postretirement benefits (Note 12)                                     462       478
                        Nuclear decommissioning trust funds (Note 2)                          304       213
                        Abandoned Midland project                                             131       147
                        Other                                                                 444       394
                                                                                           ----------------
                                                                                            1,341     1,232
                                                                                           ----------------

Total Assets                                                                               $8,143    $7,378
                                                                                           ================


                                                                                     CMS Energy Corporation


STOCKHOLDERS' INVESTMENT AND LIABILITIES                                                        In Millions

December 31                                                                                  1995      1994

Capitalization          Common stockholders' equity                                        $1,469    $1,107
                        Preferred stock of subsidiary                                         356       356
                        Long-term debt (Note 7)                                             2,906     2,709
                        Non-current portion of capital leases (Note 13)                       106       108
                                                                                           ----------------
                                                                                            4,837     4,280
                                                                                           ----------------




Current Liabilities     Current portion of long-term debt and capital leases                  207        64
                        Notes payable                                                         341       339
                        Accounts payable                                                      304       194
                        Accrued taxes                                                         256       216
                        Power purchases - settlement (Note 3)                                  90        95
                        Accounts payable - related parties                                     53        50
                        Accrued interest                                                       45        40
                        Accrued refunds                                                        22        25
                        Other                                                                 192       198
                                                                                           ----------------
                                                                                            1,510     1,221
                                                                                           ----------------




Non-current             Deferred income taxes (Note 5)                                        640       582
Liabilities             Postretirement benefits (Note 12)                                     533       544
                        Power purchases - settlement (Note 3)                                 221       324
                        Deferred investment tax credits                                       171       181
                        Regulatory liabilities for income taxes, net (Notes 5 and 19)          44        16
                        Other                                                                 187       230
                                                                                           ----------------
                                                                                            1,796     1,877
                                                                                           ----------------

                        Commitments and Contingencies (Notes 2, 3, 4, 13, 14 and 15)



Total Stockholders' Investment and Liabilities                                             $8,143    $7,378
                                                                                           ================


The accompanying notes are an integral part of these statements.



Consolidated Statements of Preferred Stock                                            CMS Energy Corporation


                                                    Optional
                                                  Redemption            Number of Shares         In Millions
December 31                             Series         Price            1995        1994       1995     1994

Consumers' Preferred Stock
     Cumulative, $100 par value,
     authorized 7,500,000 shares,
     with no mandatory redemption        $4.16       $103.25          68,451      68,451       $  7     $  7
                                          4.50        110.00         373,148     373,148         37       37
                                          7.45        101.00         379,549     379,549         38       38
                                          7.68        101.00         207,565     207,565         21       21
                                          7.72        101.00         289,642     289,642         29       29
                                          7.76        102.21         308,072     308,072         31       31

Consumers' Class A Preferred Stock
     Cumulative, no par value,
     authorized 16,000,000 shares,
     with no mandatory redemption         2.08         25.00 (a)   8,000,000   8,000,000        193      193
                                                                                               ----     ----
Total Preferred Stock                                                                          $356     $356
                                                                                               ====     ====


(a)  Redeemable beginning April 1, 1999.

The accompanying notes are an integral part of these statements.



Consolidated Statements of Common Stockholders' Equity                                CMS Energy Corporation

                                                                                                In Millions,
                                                                                     Except Number of Shares

                                                             Other                     Retained
                                     Number     Common     Paid-in     Revaluation     Earnings
                                  of Shares      Stock     Capital         Capital     (Deficit)      Total

Balance at January 1, 1993       79,965,722         $1      $1,539             $ -        $(813)     $  727

 Net income                                                                                 155         155
 Common stock:
   Dividends declared                                                                       (49)        (49)
   Reacquired                       (97,442)                    (3)                                      (3)
   Issued                         5,135,726                    132                                      132
   Reissued                         192,789                      4                                        4
                                 -----------        --      -------            ----       ------     -------
Balance at December 31, 1993     85,196,795          1       1,672               -         (707)        966

 Net income                                                                                 179         179
 Common stock:
   Dividends declared                                                                       (67)        (67)
   Reacquired                       (85,174)                    (2)                                      (2)
   Issued                         1,389,578                     30                                       30
   Reissued                          33,350                      1                                        1
                                 -----------        --      -------            ----       ------     -------
Balance at December 31, 1994     86,534,549          1       1,701               -         (595)      1,107

 Net income                                                                                 204         204
 Common stock:
   Dividends declared:
     CMS Energy                                                                             (80)        (80)
     Class G                                                                                 (4)         (4)
   Reacquired                       (21,514)                    (1)                                      (1)
   Issued:
     CMS Energy                   5,039,019                    126                                      126
     Class G (a)                                               124                                      124
   Reissued                          41,447                      1                                        1
 Change in unrealized
  investment loss                                                               (8)                      (8)
                                 -----------        --      -------             ---       ------     -------
Balance at December 31, 1995     91,593,501         $1      $1,951             $(8)       $(475)     $1,469
                                 ===========        ==      =======            ====       ======     =======


(a) Number of Class G common shares issued during 1995 and outstanding at December 31, 1995 was 7,618,602.

The accompanying notes are an integral part of these statements.


                          CMS Energy Corporation
                Notes to Consolidated Financial Statements


1:   Corporate Structure

CMS Energy Corporation (CMS Energy) is the parent holding company of Consumers Power Company (Consumers) and CMS Enterprises Company (Enterprises). Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses, including oil and gas exploration and production, development and operation of independent power production facilities, electric and gas marketing services to utility, commercial and industrial customers, and storage and transmission of natural gas.


2:   Summary of Significant Accounting Policies and Other Matters

Basis of Presentation: The consolidated financial statements include CMS Energy, Consumers and Enterprises and their wholly owned subsidiaries. The financial statements are prepared in conformity with generally accepted accounting principles and include the use of management's estimates. CMS Energy uses the equity method of accounting for investments in companies and partnerships where it has more than a 20 percent but less than a majority ownership interest and includes these results in operating income. For the years ended December 31, 1995, 1994 and 1993, undistributed equity earnings were $53 million, $25 million and $9 million, respectively.

Accretion Income and Expense: In 1991, the Michigan Public Service Commission (MPSC) ordered that Consumers could recover a portion of its abandoned Midland investment over a 10-year period, but did not allow Consumers to earn a return on that amount. Consumers reduced the recoverable investment to the present value of the future recoveries. During the recovery period, the unrecovered asset is adjusted to its present value. This adjustment is reflected as accretion income. Conversely, Consumers recorded a loss in 1992 for the present value of its estimated future underrecoveries of power costs resulting from purchases from the Midland Cogeneration Venture Limited Partnership (MCV Partnership) (see Note 3), and now recognizes accretion expense annually to reflect the time value of money on the recorded loss.

Gas Inventory: Consumers uses the weighted average cost method for valuing working gas inventory. Cushion gas, which is gas stored to maintain reservoir pressure for recovery of working gas, is recorded in the appropriate gas utility plant account. Consumers stores gas inventory in its underground storage facilities.

Maintenance, Depreciation and Depletion: Property repairs and minor property replacements are charged to maintenance expense. Depreciable property retired or sold plus cost of removal (net of salvage credits) is charged to accumulated depreciation. Consumers bases depreciation provisions for utility plant on straight-line and units-of-production rates approved by the MPSC. The composite depreciation rate for electric utility property was 3.5 percent for 1995, 3.5 percent for 1994 and 3.4 percent for 1993. The composite rate for gas utility plant was 4.3 percent for 1995, 4.2 percent for 1994 and 4.4 percent for 1993. The composite rate for Consumers' other plant and property was 4.9 percent for 1995 and 4.7 percent for 1994 and 1993.

CMS NOMECO Oil & Gas Co. (CMS NOMECO), a wholly owned subsidiary of Enterprises, follows the full-cost method of accounting and, accordingly, capitalizes its exploration and development costs, including the cost of non-productive drilling and surrendered acreage, on a country-by-country basis. The capitalized costs in each cost center are being amortized on an overall units-of-production method based on total estimated proved oil and gas reserves. Other depreciable property of CMS Energy and its subsidiaries is amortized over its estimated useful life.

New Accounting Standard: During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement, which is effective for 1996 financial statements, requires that an asset be reviewed for impairment whenever events indicate that its carrying amount may not be recoverable. The statement also requires that a loss be recognized whenever a portion of an asset's cost is excluded from a rate-regulated company's rate base. CMS Energy does not expect the application of this statement to have a material impact on its financial position or results of operations.

Nuclear Fuel Cost: Consumers amortizes nuclear fuel cost to fuel expense based on the quantity of heat produced for electric generation. Interest on leased nuclear fuel is expensed as incurred. Under federal law, the U.S. Department of Energy (DOE) is responsible for permanent disposal of spent nuclear fuel at costs to be paid by affected utilities. However, in 1994, the DOE asserted that it does not have a legal obligation to accept spent nuclear fuel without an operational repository. In 1995, federal legislation was introduced to clarify the DOE's obligation to accept spent nuclear fuel and direct the DOE to establish an integrated spent fuel management system that includes designing and constructing an interim storage facility in Nevada. For fuel used after April 6, 1983, Consumers charges disposal costs to nuclear fuel expense, recovers them through electric rates and remits to the DOE quarterly. Consumers elected to defer payment for disposal of spent nuclear fuel burned before April 7, 1983, until the spent fuel is delivered to the DOE, which was originally scheduled to occur in 1998. At December 31, 1995, Consumers has recorded a liability to the DOE of $100 million, including interest. Consumers recovered through electric rates the amount of this liability, excluding a portion of interest.

Nuclear Plant Decommissioning: Consumers collects approximately $45 million annually from its electric customers to decommission its two nuclear plants. On March 1, 1995, Consumers filed updated decommissioning information with the MPSC which estimated decommissioning costs for the Big Rock Point nuclear plant (Big Rock), owned by Consumers, and the Palisades nuclear plant (Palisades), owned by Consumers, to be $303 million and $524 million (in 1995 dollars), respectively. The estimated decommissioning costs increased from previous estimates principally due to the unavailability of low- and high-level radioactive waste disposal facilities. Amounts collected from electric retail customers and deposited in trusts (including trust earnings) are credited to accumulated depreciation. To meet Nuclear Regulatory Commission (NRC) decommissioning requirements, Consumers prepared site-specific decommissioning cost estimates for Big Rock and Palisades, assuming that each plant site will eventually be restored to conform with the adjacent landscape, and that all contaminated equipment will be disassembled and disposed of in a licensed burial facility. After the plants are retired, Consumers plans to maintain the facilities in protective storage until radioactive waste disposal facilities are available. As a result, the majority of decommissioning costs will be incurred several years after each plant's NRC operating license expires. When Big Rock's and Palisades' NRC licenses expire in 2000 and 2007, respectively, the trust funds are estimated to have accumulated to $257 million and $686 million, respectively. It is estimated that at the time the plants are fully decommissioned (in the years 2030 for Big Rock and 2046 for Palisades), the trust funds will have provided $1 billion for Big Rock and $2.1 billion for Palisades including trust earnings over this decommissioning period. Based on this plan, Consumers believes that the current decommissioning surcharge will be sufficient to provide for decommissioning of its nuclear plants. At December 31, 1995, Consumers had an investment in nuclear decommissioning trust funds of $304 million.

Reclassifications: CMS Energy has reclassified certain prior year amounts for comparative purposes. These reclassifications did not affect the net income for the years presented.

Related-Party Transactions: In 1995, 1994 and 1993, Consumers purchased $53 million, $48 million and $52 million, respectively, of electric generating capacity and energy from affiliates of Enterprises. Affiliates of CMS Energy sold, stored and transported natural gas and provided other services to the Midland Cogeneration Venture (MCV) totaling approximately $26 million, $22 million and $27 million for 1995, 1994 and 1993, respectively. For additional discussion of related-party transactions with the MCV Partnership and the First Midland Limited Partnership (FMLP), see Notes 3 and 20. Other related-party transactions are immaterial.

Revenue and Fuel Costs: Consumers accrues revenue for electricity and gas used by its customers but not billed at the end of an accounting period. Consumers accrues or reduces revenue for any underrecovery or overrecovery of electric power supply costs and natural gas costs by establishing a corresponding asset or liability until it bills or refunds these differences to customers following an MPSC order.

Utility Regulation: Consumers accounts for the effects of regulation under SFAS 71, Accounting for the Effects of Certain Types of Regulation. As a result, the actions of regulators affect when revenues, expenses, assets and liabilities are recognized.

Other:  For significant accounting policies regarding income taxes, see
Note 5; for pensions and other postretirement benefits, see Note 12; and for cash equivalents, see Note 17.


3:   The Midland Cogeneration Venture

The MCV Partnership, which leases and operates the natural gas-fueled, combined cycle cogeneration facility (MCV Facility), contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to The Dow Chemical Company. Consumers, through its subsidiaries, holds the following assets related to the MCV Partnership and MCV Facility: 1) CMS Midland Inc. (CMS Midland) owns a 49 percent general partnership interest in the MCV Partnership; and 2) CMS Midland Holdings Company (CMS Holdings) holds through the FMLP a 35 percent lessor interest in the MCV Facility.

Power Purchases from the MCV Partnership:   Consumers' annual obligation
for purchase of contract capacity from the MCV Partnership under a 35-year power purchase agreement (PPA) increased 108 megawatts (MW) to its maximum amount of 1,240 MW in 1995. The March 1993 and May 1993 orders issued by the MPSC (Settlement Order) allowed Consumers to recover substantially all of the payments for its ongoing purchase of 915 MW of contract capacity. The Association of Businesses Advocating Tariff Equity (ABATE) and the Michigan Attorney General (Attorney General) have appealed the Settlement Order to the Michigan Court of Appeals (Court of Appeals). Under the Settlement Order, capacity and energy purchases from the MCV Partnership above the 915 MW level can be utilized to satisfy customers' power needs but the MPSC will determine the levels of recovery from retail customers at a later date. The Settlement Order also provides Consumers the right to remarket to third parties the remaining contract capacity. The MCV Partnership did not object to the Settlement Order.

The PPA provides that Consumers is to pay the MCV Partnership a minimum levelized average capacity charge of 3.77 cents per kilowatt-hour (kWh), a fixed energy charge and a variable energy charge which is based primarily on Consumers' average cost of coal consumed. The Settlement Order permits Consumers to recover capacity charges averaging 3.62 cents per kWh for 915 MW of capacity, the fixed energy charge and the prescribed energy charges associated with the scheduled deliveries within certain hourly availability limits, whether or not those deliveries are scheduled on an economic basis. For all energy delivered on an economic basis above the availability limits to 915 MW, Consumers has been allowed to recover 1/2 cent per kWh capacity payment in addition to the variable energy charge.

In 1992, Consumers recognized a loss for the present value of the estimated future underrecoveries of power costs under the PPA as a result of the Settlement Order. This loss was based, in part, on management's assessment of the future availability of the MCV Facility, and the effect of the future power market on the amount, timing and price at which various increments of the capacity, above the MPSC authorized level, could be resold. Additional losses may occur if actual future experience materially differs from the 1992 estimates. As anticipated in 1992, Consumers continues to experience cash underrecoveries associated with the Settlement Order. If Consumers is unable to sell any capacity above the current MPSC-authorized level, future additional after-tax losses and after-tax cash underrecoveries would be incurred. Consumers' estimates of its future after-tax cash underrecoveries, and possible losses for 1996 and the next four years are shown in the table below.

                                                  After-tax, In Millions
                               1996     1997      1998      1999    2000
                               ----     ----      ----      ----    ----

Estimated cash underrecoveries  $56      $55       $ 8       $ 9     $ 7

Possible additional under-
 recoveries and losses (a)      $20      $22       $72       $72     $74

(a) If unable to sell any capacity above the MPSC's authorized level.

In September 1995, Consumers and the MPSC staff reached a proposed settlement agreement that would potentially resolve several issues in three pending proceedings, including cost recovery for the 325 MW of MCV Facility capacity above the MPSC's currently authorized level. For further information regarding this proposed settlement, see Note 4.

At December 31, 1995 and 1994, the after-tax present value of the Settlement Order liability totaled $202 million and $272 million, respectively. The reduction in the liability since December 31, 1994, reflects after-tax cash underrecoveries of $90 million, partially offset by after-tax accretion expense of $20 million. The undiscounted after-tax amount associated with the liability totaled $607 million at December 31, 1995.

In 1994 and 1995, Consumers paid $44 million to terminate power purchase agreements with the developers of two proposed independent power projects totaling 109 MW. As part of the proposed settlement reached with the MPSC staff (see Note 4), Consumers is seeking MPSC approval to utilize less-expensive contract capacity from the MCV Facility which Consumers is currently not authorized to recover from retail customers. Cost recovery for this contract capacity would start in late 1996. Even if Consumers is not allowed to substitute MCV Facility capacity for the capacity to be provided under the terminated agreements, Consumers believes that the MPSC would approve recovery of the buyout costs due to the significant customer savings resulting from the terminated power purchase agreements. As a result, Consumers has recorded a regulatory asset of $44 million.

Power Supply Cost Recovery Matters Related to Power Purchases from the MCV
Partnership: As part of the 1993 and 1994 plan case orders, the MPSC confirmed the recovery of certain costs related to power purchases from the MCV Partnership. ABATE or the Attorney General has appealed these plan case orders to the Court of Appeals.

As part of its decision in the 1993 Power Supply Cost Recovery (PSCR) reconciliation case issued February 23, 1995, the MPSC disallowed a portion of the costs related to purchases from the MCV Partnership, and instead assumed recovery of those costs from wholesale customers and reduced recovery from retail customers. Consumers believes this is contrary to the terms of the Settlement Order and has appealed the February 23 order on this issue.


4:   Rate Matters

Electric Rate Proceedings: In late 1994, Consumers filed a request with the MPSC to increase its retail electric rates. The request included provisions for ratemaking treatment of expected sales losses to competition and the treatment of the 325 MW of MCV Facility contract capacity above 915 MW. Consumers also requested that the MPSC eliminate subsidization of residential rates in a two-step adjustment.

Early in 1996, the MPSC issued a partial final order in this case, granting Consumers a $46 million annual increase in its electric retail rates. This order authorized a 12.25 percent return on equity as compared to the previously approved 11.75 percent, approved recovery of certain costs associated with a proposed settlement related to the Ludington pumped storage plant (Ludington), jointly owned by Consumers and The Detroit Edison Company (Detroit Edison), (see Note 14), and significantly reduced (in a two-step adjustment) the subsidization of residential customers by industrial and large commercial customers. As a result, residential customers were allocated approximately $31 million of the $46 million increase.

This order did not address cost recovery related to the 325 MW of MCV Facility contract capacity above 915 MW. The MPSC stated that this matter would be addressed in connection with its consideration of the proposed settlement agreement discussed below.

Consumers also has a separate request before the MPSC to offer competitive special rates to certain large qualifying customers. In addition, Consumers filed a request with the MPSC, seeking to adjust its depreciation rates and to reallocate certain portions of its electric production plant to transmission accounts. If approved, this would result in a net decrease in depreciation expense of $7 million for ratemaking purposes. For further information regarding these requests, see the Electric Rate Proceedings and Special Rates discussions in the Management's Discussion and Analysis.

In September 1995, Consumers and the MPSC staff reached a proposed settlement agreement that, if approved by the MPSC, would resolve several outstanding regulatory issues currently before the MPSC in separate proceedings. Some of these issues were preliminarily addressed in early 1996 when the MPSC issued an order in Consumers' electric rate case (see above). If fully adopted, the settlement agreement would: provide for cost recovery of the 325 MW of uncommitted MCV Facility capacity; implement provisions for incentive ratemaking; resolve the special competitive services and depreciation rate cases; implement a limited direct access program; and accelerate recovery of nuclear plant investment. Consumers expects a final order in the spring of 1996.

Electric Demand-side Management: In June 1995, the MPSC authorized Consumers to discontinue future demand-side management (DSM) program expenditures and cease all new programs. Consumers is deferring and amortizing past program costs ($68 million at December 31, 1995) over the period these costs are being recovered from customers in accordance with an MPSC accounting order.

Gas Rates: As part of an agreement approved by the MPSC, Consumers filed a gas rate case in December 1994. The request, among other things, incorporated cost increases, including costs for postretirement benefits and costs related to Consumers' former manufactured gas plant sites and proposed a 13 percent rate of return on equity, instead of the current
13.25 percent. Consumers currently requests a $7 million increase in its annual gas rates. The MPSC staff supports a $13 million rate decrease, which includes a lower rate base, a lower return on common equity, a revised capital structure and a lower operating cost forecast than Consumers had projected. In November 1995, the Administrative Law Judge
(ALJ) issued a proposal for decision that essentially adopted the MPSC staff's position. Consumers expects an MPSC decision in early 1996.

Gas Cost Recovery Matters: In 1993, the MPSC issued a ruling favorable to Consumers regarding a gas pricing disagreement between Consumers and certain intrastate producers. In 1995, management concluded that the intrastate producers' pending appeals of the MPSC order would not be successful and accordingly reversed $23 million (pretax) of a previously accrued loss. The MPSC ruling was affirmed by the Court of Appeals in June 1995. The producers have petitioned the Michigan Supreme Court for review.

In October 1995, the MPSC issued an order regarding a $44 million (excluding any interest) gas supply contract pricing dispute between Consumers and certain intrastate producers. The order stated that Consumers was not obligated to seek prior approval of market-based pricing provisions that were implemented under the contracts in question. The producers subsequently filed a claim of appeal of the MPSC order with the Court of Appeals. Consumers believes the MPSC order supports its position that the producers' theories are without merit and intends to vigorously oppose any claims they may raise but cannot predict the outcome of this issue.

Estimated losses for certain contingencies discussed in this note have been accrued. Resolution of these contingencies is not expected to have a material impact on CMS Energy's or Consumers' financial position or results of operations.


5:   Income Taxes

CMS Energy and its subsidiaries (including Consumers) file a consolidated federal income tax return. Income taxes are generally allocated based on each subsidiary's separate taxable income. CMS Energy and Consumers practice full deferred tax accounting for temporary differences.

CMS Energy uses investment tax credits (ITC) to reduce current income taxes payable and defers and amortizes ITC over the life of the related property. Any alternative minimum tax (AMT) paid generally becomes a tax credit that can be carried forward indefinitely to reduce regular tax liabilities in future periods when regular taxes paid exceed the tax calculated for AMT.

The significant components of income tax expense (benefit) consisted of:

                                                             In Millions
Years Ended December 31                   1995         1994         1993
-----------------------                  -----        -----        -----

Current federal income taxes              $ 43         $ 36         $ 19
Deferred income taxes                       85           66           67
Deferred income taxes - tax rate change      -            -           (1)
Deferred ITC, net                          (10)         (10)         (10)
                                         -----        -----        -----

                                          $118         $ 92         $ 75
                                         =====        =====        =====

Operating                                 $130         $103        $  81
Other                                      (12)         (11)          (6)
                                         -----        -----        -----

                                          $118         $ 92         $ 75
                                         =====        =====        =====

The principal components of CMS Energy's deferred tax assets (liabilities) recognized in the balance sheet are as follows:

                                                             In Millions
December 31                                            1995         1994
-----------                                         -------      -------
Property                                            $  (603)     $  (601)
Unconsolidated investments                             (266)        (246)
Postretirement benefits (Note 12)                      (173)        (177)
Abandoned Midland project                               (46)         (51)
Employee benefit obligations (includes
 postretirement benefits of $175 and $174) (Note 12)    204          203
Power purchases - settlement (Note 3)                   112          146
AMT carryforward                                        161          154
ITC carryforward (expires 2005)                          23           37
Other                                                   (28)         (13)
                                                    -------      -------

                                                    $  (616)     $  (548)
                                                    =======      =======

Gross deferred tax liabilities                      $(1,698)     $(1,659)
Gross deferred tax assets                             1,082        1,111
                                                    -------      -------

                                                    $  (616)     $  (548)
                                                    =======      =======

The actual income tax expense differs from the amount computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                             In Millions
Years Ended December 31                   1995         1994         1993
-----------------------                 ------       ------       ------

Net income before preferred
dividends                                $ 232        $ 203        $ 166
Income tax expense                         118           92           75
                                        ------       ------       ------

                                           350          295          241
Statutory federal income tax rate        x 35%        x 35%        x 35%
                                        ------       ------       ------

Expected income tax expense                123          103           84
Increase (decrease) in taxes from:
 Capitalized overheads previously
  flowed through                             5            5            5
 Differences in book and tax
  depreciation not previously deferred       6            7            5
 ITC amortization                          (10)         (10)         (10)
 Nonconventional Fuel Tax Credit           (13)          (8)          (6)
 Other, net                                  7           (5)          (3)
                                        ------       ------       ------

                                         $118          $ 92         $ 75
                                        ======       ======       ======


6:   Short-Term Financings

Consumers has Federal Energy Regulatory Commission (FERC) authorization to issue or guarantee up to $900 million of short-term debt through December 31, 1996. Consumers has an unsecured $425 million facility and unsecured, committed lines of credit aggregating $145 million that are used to finance seasonal working capital requirements. At December 31, 1995, $238 million and $103 million were outstanding under these facilities at weighted average interest rates of 6.4 percent and 6.9 percent, respectively. Consumers has an established $500 million trade receivables purchase and sale program. At December 31, 1995 and 1994, receivables sold under the agreement totaled $295 million and $275 million, respectively. Accounts receivable and accrued revenue in the Consolidated Balance Sheets have been reduced to reflect receivables sold.


7:   Long-Term Debt

At December 31, 1995 and 1994, long term debt consists of the following:


                                                                                             In Millions
                                                                                             December 31
                                   Maturing/Expiring         Interest Rate             1995        1994

First Mortgage Bonds                    1996 to 2023      5.875% to 8.875%           $1,341      $1,341
Long-Term Bank Debt                             1999                  6.2% (a)          400         400
Sr. Deferred Coupon Notes              1997 and 1999       9.5% and 9.875%              347         355
General Term Notes                      1997 to 2002                  7.7% (a)          221          94
Bank Loans                              1996 to 2006                 8.01% (a)          177          21
Pollution Control Revenue Bonds         2000 to 2018                  5.9% (a)          131         131
Term Loan Agreement                             2002                  7.7% (a)          125           -
Unsecured Credit Facility                       1998                 7.63% (a)          118         196
Revolving Line of Credit                        1999                 7.13%              112          89
Nuclear Fuel Disposal                           1998                  5.5%              100          95
Senior Serial Notes                                -                    -                -           36
Other                                              -                    -                 4           6
                                                                                     ------       ------
Principal Amount Outstanding                                                          3,076       2,764
Current Amounts                                                                        (161)        (21)
Net Unamortized Discount                                                                 (9)        (34)
                                                                                     ------      -------
Total Long-Term Debt                                                                 $2,906      $2,709
                                                                                     ======      =======

(a) Represents the weighted average interest rate during 1995.

The scheduled maturities of long-term debt and improvement fund obligations are as follows: $161 million in 1996, $325 million in 1997, $803 million in 1998, $716 million in 1999 and $10 million in 2000.

CMS Energy

In January 1994, CMS Energy filed a shelf-registration statement with the Securities and Exchange Commission (SEC) permitting the issuance and sale of up to $250 million of CMS Energy Series A General Term Notes (GTNs). The GTNs are offered from time to time on terms determined at the time of sale.

In 1994, CMS Energy refinanced its $220 million Secured Revolving Credit Facility dated November 30, 1992 with a $400 million Unsecured Revolving Credit Facility dated July 29, 1994 (Unsecured Credit Facility) and extended the termination date to June 30, 1997. In November 1995, CMS Energy amended the terms of its $400 million Unsecured Credit Facility increased the amount to $450 million and extended the termination date to June 30, 1998. CMS also entered into a $125 million, seven year Term Loan Agreement dated November 21, 1995 (Term Loan Agreement).

Consumers

First Mortgage Bonds:   Consumers secures its first mortgage bonds by a
mortgage and lien on substantially all of its property. Consumers' ability to issue and sell securities is restricted by certain provisions in its First Mortgage Bond Indenture, its Articles of Incorporation (Articles) and the need for regulatory approvals in compliance with appropriate federal law.

Long-Term Bank Debt: During 1994, Consumers entered into a $400 million unsecured, variable rate, five-year term loan and subsequently used the proceeds to refinance certain long-term bank debt. In 1993, Consumers entered into an interest rate swap agreement, exchanging variable-rate interest for fixed-rate interest on $250 million of its long-term bank debt. The swap agreement hedges the variable rate exposure associated with Consumers' long-term bank debt. The swap agreement began to decrease in February 1995 and will terminate by May 1996. At December 31, 1995, the amount of the swap totaled $94 million at 5.4 percent. The swap agreement had the effect of decreasing the weighted average interest rate to 6.3 percent from 6.6 percent for the 12-month period ended December 31, 1995.

Other: Consumers' long-term Pollution Control Revenue Bonds are secured by irrevocable letters of credit or first mortgage bonds.

CMS NOMECO

CMS NOMECO's existing Revolving Line of Credit, which converts to term loans maturing from November 1996 through November 1999, was increased from $110 million at December 31, 1994 to $140 million at December 31, 1995.

Senior serial notes amounting to $28 million, with a weighted average interest rate of 9.40 percent, were repaid in full on August 10, 1995. In connection with this early extinguishment of debt, CMS NOMECO incurred a $1.5 million prepayment premium. The notes were retired with available proceeds from the bank credit line.

CMS Generation

In January 1995, CMS Generation Co. (CMS Generation), a subsidiary of Enterprises, entered into a one-year $118 million bridge credit facility for the acquisition of HYDRA-CO Enterprises, Inc. of which approximately $109 million remained outstanding as of December 31, 1995. In January, 1996, CMS Generation refinanced this bridge facility with a $110 million, five-year term loan.

8:   Capitalization

CMS Energy

Capital Stock: During 1995, CMS Energy amended its Articles of Incorporation and authorized a new class of common stock of CMS Energy (Class G Common Stock), which reflects the separate performance of the gas distribution, storage and transportation businesses of Consumers and Michigan Gas Storage Company, a subsidiary of Consumers (Consumers Gas Group). The pre-existing common stock (CMS Energy Common Stock) continues to be outstanding and reflects the performance of all of the businesses of CMS Energy and its subsidiaries, including the business of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock. The filing of the restated Articles of Incorporation with the Michigan Department of Commerce increased the number of authorized shares of capital stock from 255 million shares to 320 million shares, consisting of 250 million shares of CMS Energy Common Stock, par value $.01 per share, 60 million shares of Class G Common Stock, no par value, and 10 million shares of Preferred Stock, par value $.01 per share.

CMS Energy filed a shelf-registration statement with the SEC on February 15, 1995 covering the issuance of up to $200 million of securities encompassing CMS Energy Common Stock and Class G Common Stock (Common Stock), Preferred Stock of CMS Energy or of a special purpose affiliate of CMS Energy, and/or unsecured debt of CMS Energy. CMS Energy continually evaluates the capital markets and may offer such securities from time to time, at terms to be determined at or prior to the time of the sale. In the third quarter 1995, CMS Energy received net proceeds of approximately $123 million from the issuance of 7.52 million shares of Class G Common Stock at a price to the public of $17.75 per share, initially representing
23.50 percent of the common stockholder's equity value attributed to the Consumers Gas Group. All of the proceeds will fund the capital programs and be used for general corporate purposes of CMS Energy. Initially, such proceeds were used to repay a portion of CMS Energy's indebtedness under the Credit Facility, none of which is attributable to the Consumers Gas Group. The issuance of additional shares, during 1995, increased the common stockholder's equity value attributable to the Consumers Gas Group represented by the outstanding shares of Class G Common Stock, to 23.73 percent as of December 31, 1995.

Other: Under its most restrictive borrowing arrangement at December 31, 1995, none of CMS Energy's net income was restricted for payment of common dividends.

Consumers

Capital Stock: During 1995, the MPSC issued an order authorizing Consumers to issue and sell up to $300 million of intermediate and/or long-term debt and $100 million of preferred stock or subordinate debentures. In January 1996, 4 million shares of 8.36 percent Trust Originated Preferred Securities were issued and sold through a business trust wholly owned by Consumers. The trust was formed for the sole purpose of issuing preferred securities and the only asset of the trust is $103 million of 8.36 percent unsecured subordinated deferrable interest notes issued by Consumers. The obligations of Consumers with respect to the preferred securities under the notes that mature in 2015, the indenture under which the notes will be issued, Consumers' guarantee of the preferred securities and the Declaration of Trust, taken together, constitute a full and unconditional guarantee by Consumers of the trust's obligations under the Trust Originated Preferred Securities. Net proceeds from the sale totaled $96 million.

Other: Under the provisions of its Articles at December 31, 1995, Consumers had $197 million of unrestricted retained earnings available to pay common dividends.

CMS NOMECO

In February 1995, CMS Energy acquired Walter International, Inc. (Walter), a Houston-based independent oil company, for approximately $49 million, consisting of approximately $27 million of CMS Energy Common Stock and $22 million in cash and assumed debt. Walter was merged with a wholly owned subsidiary of CMS NOMECO.

In August 1995, CMS Energy acquired 100 percent of the common stock of Terra Energy Ltd. (Terra), a gas exploration company, located in Traverse City, Michigan for approximately $63 million. Terra has become a wholly owned subsidiary of CMS NOMECO.

In October 1995, CMS NOMECO filed a registration statement with the SEC for an initial public offering of not more than 20 percent of CMS NOMECO common stock. CMS Energy will continue to evaluate market conditions for a possible future offering of CMS NOMECO common stock.


9:   Earnings Per Share and Dividends

Earnings per share attributable to Common Stock, for the year ended December 31, 1995 reflect the performance of the Consumers Gas Group since initial issuance of Class G Common Stock during the third quarter of 1995. The Class G Common Stock participates in earnings and dividends from the issue date. The allocation of earnings (loss) attributable to each class of common stock and the related amounts per share are computed by considering the weighted average number of shares outstanding.

Earnings (loss) attributable to outstanding Class G Common Stock are equal to Consumers Gas Group net income (loss) multiplied by a fraction, the numerator is the weighted average number of shares of Class G Common Stock outstanding during the period (Outstanding Shares) and the denominator represents the weighted average number of Outstanding Shares and Retained Interest Shares, shares not held by the holders of the Outstanding Shares, during the period. The earnings attributable to Class G Common Stock on a per share basis, for the year ended December 31, 1995, are based on 23.45 percent of the income of the Consumers Gas Group since the initial issuance.

Earnings per share for Class G Common Stock are omitted from the statements of income for the years ended December 31, 1994 and 1993, since the Class G Common Stock was not part of the equity structure of CMS Energy. For purpose of analysis, following are pro forma data for the years ended December 31, 1995 and 1994 which give effect to the issuance and sale of 7.52 million shares of Class G Common Stock (representing
23.50 percent of the equity attributable to the Consumers Gas Group) on January 1, 1994.

                           In Millions, Except Per Share Amounts
                                             Pro Forma Pro Forma
Years Ended December 31,                          1995      1994
------------------------                         -----     -----

Net Income                                       $ 204     $ 179

Net Income attributable to CMS Energy
 Common Stock                                    $ 189     $ 167

Net Income attributable to outstanding
 Class G Common Stock                            $  15     $  12

Average shares outstanding:
  CMS Energy Common Stock                       88.810    85.888
  Class G Common Stock                           7.536     7.520

Earnings per share attributable to
 CMS Energy Common Stock                         $2.14     $1.94

Earnings per share attributable to
 outstanding Class G Common Stock                $1.93     $1.66

Holders of Class G Common Stock have no direct rights in the equity or assets of the Consumers Gas Group, but rather have rights in the equity and assets of CMS Energy as a whole. In the sole discretion of the Board of Directors of CMS Energy (Board of Directors), dividends may be paid exclusively to the holders of Class G Common Stock, exclusively to the holders of CMS Energy Common Stock, or to the holders of both classes in equal or unequal amounts. The Board of Directors has stated its intention to declare and pay dividends on the CMS Energy Common Stock based primarily on the earnings and financial condition of CMS Energy.
Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and to a lesser extent, CMS Energy as a whole. It is the Board of Directors' current intention that the declaration or payment of dividends with respect to the Class G Common Stock will not be reduced, suspended or eliminated as a result of factors arising out of or relating to the electric utility business or the international businesses of CMS Energy unless such factors also require, in the Board of Directors' sole discretion, the omission of the declaration or reduction in payment of dividends on both the CMS Energy Common Stock and the Class G Common Stock.

The Board of Directors declared a dividend on CMS Energy Common Stock of $.21 per share for the first and second quarters and $.24 per share for the third and fourth quarters of 1995. A dividend on Class G Common Stock of $.28 per share was declared by the Board of Directors for the third and fourth quarters of 1995.


10:   Financial Instruments

The carrying amounts of cash, short-term investments and current liabilities approximate their fair values due to their short-term nature. The estimated fair values of long-term investments are based on quoted market prices or, in the absence of specific market prices, on quoted market prices of similar investments or other valuation techniques. The carrying amounts of all long-term investments in financial instruments approximate fair value.

The carrying amount of long-term debt was $2.9 billion and $2.7 billion at December 31, 1995 and 1994, respectively, and the fair value was $3.0 billion and $2.6 billion on those dates. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity.

The fair values of CMS Energy's off-balance-sheet financial instruments are based on the amounts estimated to terminate or settle the instruments. At December 31, 1995, the fair value of CMS Energy's interest rate swap agreements was $16 million, representing the amount that CMS Energy would pay to terminate the agreements. At December 31, 1994, CMS Energy would have received $5 million to terminate the agreements. Guarantees and letters of credit were $148 million and $123 million at December 31, 1995 and 1994, respectively.

In 1994, CMS Energy adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, which did not materially impact CMS Energy's financial position or results of operations.


11:   Executive Incentive Compensation

Under CMS Energy's Performance Incentive Stock Plan, restricted shares of common stock of CMS Energy, stock options and stock appreciation rights may be granted to key employees based on their contributions to the successful management of CMS Energy and its subsidiaries. During 1995, shareholders approved amendments to the CMS Energy Performance Incentive Stock Plan. The amendments authorized awards under the plan consisting of any class of common stock of CMS Energy and established performance based business criteria for certain plan awards. The amendments also increased the number of shares reserved for award to not more than 3 percent of each class of CMS Energy common stock outstanding on January 1 each year, less the number of shares of restricted common stock awarded and of common stock subject to options granted under the plan during the immediately preceding four calendar years. Any forfeitures are subject to award under the plan. At December 31, 1995, awards of up to 1,174,388 shares of CMS Energy Common Stock and 211,634 shares of Class G Common Stock may be issued.

Restricted shares of common stock are outstanding shares with full voting and dividend rights. Shares of restricted common stock cannot be distributed until they are vested and the performance objectives are met. Further, the restricted stock is subject to forfeiture if employment terminates before vesting. If key employees exceed performance objectives, the plan will allow additional awards. Restricted shares vest fully if control of CMS Energy changes, as defined by the plan. At December 31, 1995, 475,447 shares of the 517,447 restricted shares outstanding are subject to performance objectives.

Consumers' Executive Stock Option and Stock Appreciation Rights Plan, an earlier plan approved by shareholders, expired in September 1995.

Under both plans, for stock options and stock appreciation rights, the exercise price on each grant date equaled the closing market price on the grant date. Options are exercisable upon grant and expire up to 10 years and one month from date of grant. The status of the restricted stock granted under the Performance Incentive Stock Plan and options granted under both plans follows.
                                  Restricted
                                       Stock             Options
                                  ----------         ---------------
                                      Number      Number            Price
CMS Energy Common Stock            of Shares   of Shares        per Share
                                   ---------   ---------   ---------------

Outstanding at January 1, 1993       323,266   1,435,091   $7.13 - $34.25
  Granted                            132,000     249,000  $25.13 - $26.25
  Exercised or Issued                (54,938)   (152,125) $ 7.13 - $21.13
  Canceled                           (84,141)    (33,000) $20.50 - $33.88
                                    --------    --------   --------------

Outstanding at December 31, 1993     316,187   1,498,966  $ 7.13 - $34.25
  Granted                            133,500     273,000  $21.25 - $22.38
  Exercised or Issued                (39,361)   (158,300)  $7.13 - $22.00
  Canceled                           (79,970)   (123,000) $26.25 - $33.88
                                    --------    --------   --------------

Outstanding at December 31, 1994     330,356   1,490,666  $ 7.13 - $34.25
  Granted                            253,337     304,000   $23.25 -$34.25
  Exercised or Issued                (43,939)   (147,666)   $7.13 -$22.00
  Canceled                           (22,307)    (55,000)  $20.50 -$34.25
                                    --------    --------    -------------

Outstanding at December 31, 1995     517,447   1,592,000   $13.00 -$34.25
                                    ========   =========    =============
During 1995, 6,924 restricted shares and 10,000 options of Class G Common Stock were granted at a price of $17.88.


12:   Retirement Benefits

Postretirement Benefit Plans Other Than Pensions: CMS Energy and its subsidiaries adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other than Pensions, effective as of the beginning of 1992 and Consumers recorded a liability of $466 million for the accumulated transition obligation and a corresponding regulatory asset for anticipated recovery in utility rates (see Note 19). CMS Energy's international subsidiaries expensed their accumulated transition obligation liability. The amount of such transition obligation is not material to the presentation of the consolidated financial statements or significant to CMS Energy's total transition obligation. Both the MPSC and FERC have generally allowed recovery of SFAS 106 costs. In May 1994, the MPSC authorized recovery of the electric utility portion of these costs over 18 years. During 1995, the FERC granted Consumers a waiver of a three-year filing requirement for cost recovery with respect to its wholesale electric business, which at December 31, 1995, had recorded a regulatory asset and liability of $7 million. In December 1994, Consumers requested that the MPSC approve recovery of the gas utility portion of these costs (see Note 4). CMS Energy funds the benefits using external Voluntary Employee Beneficiary Associations, a legal entity, established under guidelines of the Internal Revenue Code, through which the company can provide certain benefits for its employees or retirees. Funding of the health care benefits coincides with Consumers' recovery in rates. A portion of the life insurance benefits have previously been funded.

Retiree health care costs at December 31, 1995, are based on the assumption that costs would increase 9.5 percent in 1996, then decrease gradually to 6 percent in 2004 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a 1 percentage point increase in each year's estimated health care cost assumption would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $80 million and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for 1995 by $9 million.

Years Ended December 31                 1995      1994      1993
-----------------------                 ----      ----      ----

Weighted average discount rate         7.50%     8.00%     7.25%
Expected long-term rate of return
on plan assets                         7.00%     7.00%     8.50%

Net postretirement benefit costs for the health care benefits and life insurance benefits consisted of:
                                                     In Millions
Years Ended December 31                 1995      1994      1993
-----------------------                 ----      ----      ----

Service cost                            $ 11      $ 13      $ 13
Interest cost                             40        41        38
Actual return on assets                   (4)        -         -
Net amortization and deferral              1         -         -
                                        ----      ----      ----

Net postretirement benefit costs        $ 48      $ 54      $ 51
                                        ====      ====      ====

The funded status of the postretirement benefit plans is reconciled with the liability recorded at December 31 as follows:

                                                     In Millions
                                                  1995      1994
                                                  ----      ----
Actuarial present value of estimated benefits
  Retirees                                       $ 331     $ 338
  Eligible for retirement                           46        44
  Active (upon retirement)                         200       170
                                                 -----     -----

Accumulated postretirement benefit obligation      577       552
Plan assets (primarily stocks, bonds and money
market investments) at fair value                   78        36
                                                 -----     -----

Accumulated postretirement benefit obligation
in excess of plan assets                          (499)     (516)
Unrecognized net loss from experience
different than assumed                               1         4
                                                 -----     -----

Recorded liability                               $(498)    $(512)
                                                 =====     =====

CMS Energy's postretirement health care plan is partially funded; the accumulated postretirement benefit obligation for that plan is $562 million and $536 million at December 31, 1995 and 1994, respectively.

Supplemental Executive Retirement Plan: Certain management employees qualify to participate in the Supplemental Executive Retirement Plan
(SERP). SERP benefits, which are based on an employee's years of service and earnings as defined in the SERP, are paid from a trust established and funded in 1988. Because the SERP is not a qualified plan under the Internal Revenue Code, earnings of the trust are taxable and trust assets are included in consolidated assets. At December 31, 1995 and 1994, trust assets at cost (which approximates market) were $28 million and $19 million, respectively, and were classified as other non-current assets.

Defined Benefit Pension Plan: A trusteed, non-contributory, defined benefit pension plan (Pension Plan) covers substantially all employees. The benefits are based on an employee's years of accredited service and earnings, as defined in the plan, during an employee's five highest years of earnings. Because the plan was fully funded, no contributions were made in 1993 and 1994. A contribution of $9 million was made in 1995.

Years Ended December 31                 1995      1994      1993
-----------------------                -----     -----     -----
Discount rate                          7.50%     8.00%     7.25%
Rate of compensation increase          4.50%     4.50%     4.50%
Expected long-term rate
of return on assets                    9.25%     9.25%     8.75%

Net Pension Plan and SERP costs consisted of:

                                                     In Millions
Years Ended December 31                 1995      1994      1993
-----------------------                -----     -----     -----

Service cost                           $ 23       $ 24      $ 19
Interest cost                            56         51        50
Actual return on plan assets           (168)        21       (92)
Net amortization and deferral           103        (85)       34
                                        ----      ----      ----
Net periodic pension cost             $  14      $  11      $ 11
                                      ======     =====     =====

The funded status of the Pension Plan and SERP reconciled to the pension liability recorded at December 31 was:

                                                             In Millions
                                        Pension Plan          SERP
                                        1995      1994      1995    1994
-----------------------------------------------------------------------
Actuarial present value of
estimated benefits
  Vested                              $  496     $ 421     $  20    $ 17
  Non-vested                              74        61         1       -
                                       -----     -----     -----   -----
Accumulated benefit obligation           570       482        21      17
Provision for future
pay increases                            183       154        13      11
                                       -----     -----     -----   -----

Projected benefit obligation             753       636        34      28
Plan assets (primarily stocks and bonds,
  including $104 in 1995 and $79 in 1994
  in common stock of CMS Energy)
  at fair value                          779       637         -       -
                                       -----     -----     -----   -----

Projected benefit obligation less than
  (in excess of) plan assets              26         1       (34)    (28)
Unrecognized net (gain) loss from
experience different than assumed        (69)      (35)        7       5
Unrecognized prior service cost           43        40         2       2
Unrecognized net transition
(asset) obligation                       (32))     (39)        -       1

                                       -----     -----     -----   -----
Recorded liability                     $ (32)    $ (33)    $ (25)   $(20)
                                       =====     =====     =====   =====

Beginning January 1, 1986, the amortization period for the Pension Plan's unrecognized net transition asset is 16 years and 11 years for the SERP's unrecognized net transition obligation. Prior service costs are amortized on a straight-line basis over the average remaining service period of active employees.


13:   Leases

CMS Energy, Consumers, and Enterprises lease various assets, including vehicles, rail cars, aircraft, construction equipment, computer equipment, nuclear fuel and buildings. Consumers' nuclear fuel capital leasing arrangement is scheduled to expire in November 1997 and provides for additional one-year extensions upon mutual agreement by the parties. Upon termination of the lease, the lessor would be entitled to a cash payment equal to its remaining investment, which was $65 million as of December 31, 1995. Consumers is responsible for payment of taxes, maintenance, operating costs, and insurance.

Minimum rental commitments under CMS Energy's non-cancelable leases at December 31, 1995, were:

                                                             In Millions
                                                     Capital   Operating
                                                      Leases      Leases
                                                     -------    --------

1996                                                    $ 55         $ 7
1997                                                      56           7
1998                                                      17           6
1999                                                      14           4
2000                                                      13           3
2001 and thereafter                                       24          18
                                                        ----        ----
Total minimum lease payments                             179         $45
Less imputed interest                                     27        ====
                                                        ----

Present value of net minimum lease payments              152
Less current portion                                      46
                                                        ----
Non-current portion                                     $106
                                                        ====

Consumers recovers these charges from customers and accordingly charges payments for its capital and operating leases to operating expense. Operating lease charges, including charges to clearing and other accounts as of December 31, 1995, 1994 and 1993, were $11 million, $10 million and $10 million, respectively.

Capital lease expenses for the years ended December 31, 1995, 1994 and 1993 were $46 million, $43 million and $34 million, respectively.
Included in these amounts for the years ended 1995, 1994 and 1993 are nuclear fuel lease expenses of $25 million, $21 million and $13 million, respectively.


14:   Commitments, Contingencies and Other

Ludington Pumped Storage Plant: Early in 1996, the FERC and MPSC approved the recovery of costs associated with a settlement designed to resolve all legal issues related to fish mortality at Ludington. Consumers, Detroit Edison, the Attorney General, the Michigan Department of Natural Resources
(DNR) and certain other parties agreed to the terms of the settlement in 1994. Approval of the settlement requires Consumers to transfer certain land to the State of Michigan and the Great Lakes Fishery Trust, make certain recreational improvements, and incur future annual payments of approximately $1 million (over 24 years) to improve fishery resources.
The settlement resolves two lawsuits filed by the Attorney General in 1986 and 1987 on behalf of the State of Michigan.

Environmental Matters: Consumers is a so-called "Potentially Responsible Party" at several sites being administered under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund). Superfund liability is joint and several and along with Consumers, there are numerous credit-worthy, potentially responsible parties with substantial assets cooperating with respect to the individual sites. Based upon past negotiations, Consumers estimates its total liability for the significant sites will average less than 4 percent of the estimated total site remediation costs, and such liability is expected to be less than $9 million. At December 31, 1995, Consumers has accrued a liability for its estimated losses.

The Michigan Natural Resources and Environmental Protection Act (formerly the Michigan Environmental Response Act) was substantially amended in June 1995. The Michigan law bears similarities to the federal Superfund law. The purpose of the 1995 amendments was generally to encourage development of industrial sites and to remove liability from some parties who were not responsible for activities causing contamination. Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites, including some of the 23 sites that formerly housed manufactured gas plant facilities, even those in which it has a partial or no current ownership interest.

Consumers has prepared plans for remedial investigation/feasibility studies for several of these sites. Three of the four plans submitted by Consumers have been approved by the DNR or the Michigan Department of Environmental Quality (a new department succeeding to some of the former jurisdiction of the DNR). The findings for the first remedial investigation indicate that the expenditures for remedial action at this site are likely to be minimal. However, Consumers does not believe that a single site is representative of all of the sites. Data available to Consumers and its continued internal review have resulted in an estimate for all costs related to investigation and remedial action for all 23 sites of between $48 million and $112 million. These estimates are based on undiscounted 1995 costs. At December 31, 1995, Consumers has accrued a liability of $48 million and has established a regulatory asset for approximately the same amount. Any significant change in assumptions such as remediation technique, nature and extent of contamination and legal and regulatory requirements, could impact the estimate of remedial action costs for the sites.

Consumers requested recovery and deferral of certain investigation and remedial action costs in its gas rate case filed in 1994. Consumers believes that remedial action costs are properly recoverable in rates as the MPSC in 1993 addressed the question of recovery of investigation and remedial action costs for another Michigan gas utility as part of a gas rate case. In order to be recoverable in rates, prudent costs must be approved in a rate case. Any costs amortized in years prior to filing a rate case may not be recoverable. The MPSC has approved similar deferred accounting requests by several other similar Michigan utilities relative to investigation and remedial action costs. During 1995, as part of Consumers' rate case, the MPSC staff and the ALJ recommended that the MPSC adopt the same accounting and cost recovery previously provided to other Michigan utilities. Consumers is continuing discussions with certain insurance companies regarding coverage for some or all of the costs which may be incurred for these sites.

The Federal Clean Air Act as amended on November 15, 1990 (Clean Air Act) contains provisions that limit emissions of sulfur dioxide and nitrogen oxides and require emissions monitoring. Consumers' coal-fueled electric generating units burn low-sulfur coal and are presently operating at or near the sulfur dioxide emission limits which will be effective in the year 2000. The Clean Air Act's provisions required Consumers to make capital expenditures totaling $25 million to install equipment at certain generating units. Consumers estimates capital expenditures for in-process and possible modifications at other coal-fired units to be an additional $50 million by the year 2000. Final acid rain program nitrogen oxide regulations specifying the limits applicable to the other coal-fired units are expected to be issued in 1996. Management believes that Consumers' annual operating costs will not be materially affected.

Capital Expenditures: CMS Energy estimates capital expenditures, including investments in unconsolidated subsidiaries and new lease commitments, of $856 million for 1996, $775 million for 1997 and $750 million for 1998.

Commitments for Coal and Gas Supplies: Consumers has entered into coal supply contracts with various suppliers for its coal-fired generating stations. These contracts have expiration dates that range from 1997 to 2004. Consumers contracts for approximately 60 - 70 percent of its annual coal requirements which in 1995 totaled $233 million (72 percent was under long-term contracts). Consumers supplements its long-term contracts with spot-market purchases to fulfill its coal needs.

Consumers has entered into gas supply contracts with various suppliers for its natural gas business. These contracts have expiration dates that range from 1996 to 2003. In 1995, Consumers' gas requirements totaled $694 million (80 percent was under long-term contracts). In the future, Consumers expects that approximately 35 percent of its annual gas requirements will be under long-term contracts. Consumers supplements its long-term contracts with spot-market purchases to fulfill its gas needs.

Other: As of December 31, 1995, CMS Energy and Enterprises have guaranteed up to $62 million in contingent obligations of unconsolidated affiliates of Enterprises' subsidiaries.

CMS NOMECO periodically enters into oil and gas price hedging arrangements to mitigate its exposure to price fluctuations on the sale of crude oil and natural gas. These arrangements limit potential gains/losses from any future decrease/increase in the spot prices. As of December 31, 1994 CMS NOMECO was party to gas price collar contracts on 7.3 billion cubic feet
(bcf) of gas for the delivery months of January through December 1995 at prices ranging from $2.05 to $2.35 per million British thermal unit (MMBtu). As of December 31, 1995, CMS NOMECO also has contracts on 7.4 bcf of gas for the delivery months of January through May 1996 at prices ranging from $1.89 to $2.18 per MMBtu. These hedging arrangements are accounted for as hedges; accordingly, any changes in market value and gains or losses from settlements are deferred and recognized at such time as the hedged transaction is completed. As of December 31, 1994 and December 31, 1995, the fair values of these hedge arrangements were not materially different than the book value.

CMS NOMECO also has one arrangement which is used to fix the prices that CMS NOMECO will pay to supply gas for the years 2001 - 2006 by purchasing the economic equivalent of 10,000 MMBtu per day at a fixed, escalated price starting at $2.82 per MMBtu in 2001. The settlement periods are each a one-year period ending December 31, 2001 through 2006 on 3.65 MMBtu. If the "floating price," essentially the then current Gulf Coast spot price, for a period is higher than the "fixed price," the seller pays CMS NOMECO the difference, and vice versa. If a party's exposure at any time exceeds $2 million, that party is required to obtain a letter of credit in favor of the other party for the excess over $2 million and up to $10 million. At December 31, 1995, a letter of credit was not required.

Consumers has experienced a number of lawsuits filed against it relating to so-called stray voltage. Claimants contend that stray voltage results when small electrical currents present in grounded electrical systems are diverted from their intended path. Consumers maintains a policy of investigating all customer calls regarding stray voltage and working with customers to address their concerns including, when necessary, modifying the grounding of the customer's service. At December 31, 1995, Consumers had 30 separate stray voltage lawsuits awaiting trial court action, down from 83 lawsuits at December 31, 1994.

In addition to the matters disclosed in these notes, Consumers and certain other subsidiaries of CMS Energy are parties to certain lawsuits and administrative proceedings before various courts and governmental agencies, arising from the ordinary course of business involving personal injury and property damage, contractual matters, environmental issues, federal and state taxes, rates, licensing and other matters.

Estimated losses for certain contingencies discussed in this note have been accrued. Resolution of these contingencies is not expected to have a material impact on CMS Energy's financial position or results of operations.


15:   Nuclear Matters

In 1993, the NRC approved the design of the spent fuel dry storage casks now being used by Consumers at Palisades. In order to address concerns raised subsequent to the initial cask loading, Consumers and the NRC each analyzed the effects of seismic and other natural hazards on the support pad on which the casks are placed, and confirmed that the pad location is acceptable to support the casks. As of December 31, 1995, Consumers had loaded 13 dry storage casks with spent nuclear fuel at Palisades.

In 1996, Consumers plans to unload and replace one of the loaded casks.
In a review of the cask manufacturer's quality assurance program, Consumers detected indications of minor flaws in welds in the steel liner of one of the loaded casks. Although the cask continues to safely store spent fuel and there is no requirement for its replacement, Consumers has nevertheless decided to remove the spent fuel and insert it in another cask. Consumers has examined radiographs for all of its casks and has found all other welds acceptable. Certain parties, including the Attorney General, have petitioned the NRC to suspend Consumers' general license to store spent fuel, claiming that Consumers' cask unloading procedure does not satisfy NRC regulations. The NRC staff is reviewing the petitions.

The Low-Level Radioactive Waste Policy Act encourages the respective states, individually or in cooperation with each other, to be responsible for the disposal of low-level radioactive waste. Currently, a low-level waste site does not exist in Michigan and Consumers has been storing low-level waste at its nuclear plant sites. Consumers began shipping its low-level waste to a site in South Carolina during 1995 and plans to have all its currently stored low-level waste removed from the plant sites by the end of 1996.

Consumers maintains insurance coverage against property damage, debris removal, personal injury liability and other risks that are present at its nuclear generating facilities. This insurance includes coverage for replacement power costs for the major portion of prolonged accidental outages for 12 months after a 21 week exclusion with reduced coverage to approximately 80 percent for two additional years. If certain loss events occur at its own or other nuclear plants similarly insured, Consumers could be required to pay maximum assessments of: $30 million in any one year to Nuclear Mutual Ltd. (NML) and Nuclear Electric Insurance LTD.
(NEIL); $79 million per event under the nuclear liability secondary financial protection program, limited to $10 million per event in any one year; and $6 million in the event of nuclear workers claiming bodily injury from radiation exposure. Consumers considers the possibility of these assessments to be remote.

Under its NML and NEIL policies, Consumers may be entitled to cash distributions following the discontinued operation of its nuclear facilities. The amount of any distribution would be determined by NML and NEIL and would be based, in part, on their overall underwriting experience.

As an NRC licensee, Consumers is required to make certain calculations and report to the NRC about the continuing ability of the Palisades reactor vessel to withstand postulated "pressurized thermal shock" events during its remaining license life, in light of the embrittlement of reactor vessel materials over time due to operation in a radioactive environment. Analysis of recent data from testing of similar materials indicates that the Palisades reactor vessel can be safely operated through late 1999. In April 1995, Consumers received a Safety Evaluation Report from the NRC concurring with this evaluation and requesting submittal of an action plan to provide for operation of the plant beyond 1999. Consumers is developing plans to anneal the reactor vessel in 1998 at an estimated cost of $20 million to $30 million. This repair would allow for operation of the plant to the end of its license life in the year 2007. Consumers cannot predict whether the studies being conducted as part of the development plans will support a future decision to anneal.


16:   Jointly Owned Utility Facilities

Consumers is responsible for providing its share of financing for the jointly owned facilities. The following table indicates the extent of Consumers' investment in jointly owned utility facilities:

                                                 In Millions
December 31                                     1995    1994
-----------                                     ----    ----
Net investment
  Ludington - 51%                               $116    $119
  Campbell Unit 3 - 93.3%                        332     337
  Transmission lines - various                    33      31

Accumulated depreciation
  Ludington                                     $ 81    $ 76
  Campbell Unit 3                                238     224
  Transmission lines                              14      11


17:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Other cash flow activities and non-cash investing and financing activities for the years ended December 31 were:

                                                             In Millions
                                                1995    1994        1993
                                                ----    ----        ----
Cash transactions
  Interest paid (net of amounts capitalized)    $207    $162        $193
  Income taxes paid (net of refunds)              34      36          32

Non-cash transactions
  Nuclear fuel placed under capital lease       $ 26    $ 21        $ 28
  Other assets placed under capital leases         5      15          30
  Common Stock issued to acquire companies        90       -           -
  Assumption of debt                              20       -           -
  Capital leases refinanced                       21       -          42

Changes in other assets and liabilities as shown on the Consolidated Statements of Cash Flows at December 31 are described below:

                                                             In Millions
                                                1995    1994        1993
                                                ----    ----        ----

Sale of receivables, net                        $ 20    $(10)       $ 60
Accounts receivable                              (80)    (15)         22
Accrued revenue                                  (24)     20         (48)
Inventories                                       43      (4)        (32)
Accounts payable                                 112      26         (31)
Accrued refunds                                   (3)     (3)        (49)
Other current assets and liabilities, net         30       4          (4)
Non-current deferred amounts, net                 (9)     (6)         (6)
                                                ----    ----        ----

                                                $ 89    $ 12        $(88)
                                                ====    ====        ====


18:   Reportable Segments

CMS Energy operates principally in the following five business segments: electric utility, gas utility, oil and gas exploration and production, independent power production, and natural gas transmission, storage and marketing.

The Consolidated Statements of Income show operating revenue and pretax operating income by business segment. Other segment information follows:

                                                             In Millions
Years Ended December 31                         1995    1994        1993
-----------------------                         ----    ----        ----

Depreciation, depletion and amortization
   Electric utility                           $  272  $  257      $  241
   Gas utility                                    83      76          73
   Oil and gas exploration and production         52      41          45
   Independent power production                    4       2           2
   Natural gas transmission, storage
     and marketing                                 3       2           1
   Other                                           2       1           2
                                              ------  ------      ------
                                              $  416  $  379      $  364
                                              ======  ======      ======

Identifiable assets
   Electric utility (a)                       $4,522  $4,364      $4,100
   Gas utility (a)                             1,690   1,673       1,628
   Oil and gas exploration and production        660     469         398
   Independent power production                  840     536         488
   Natural gas transmission, storage
   and marketing                                 303     109          75
   Other                                         128     227         275
                                              ------  ------      ------
                                              $8,143  $7,378      $6,964
                                              ======  ======      ======

Capital expenditures (b)
   Electric utility                           $  328  $  358      $  403
   Gas utility                                   126     134         158
   Oil and gas exploration and production (c)    168     115          83
   Independent power production                  239      29         110
   Natural gas transmission, storage
   and marketing                                 178      31          14
   Other                                          14       5           -
                                              ------  ------      ------
                                              $1,053  $  672      $  768
                                              ======  ======      ======

(a) Amounts include an attributed portion of Consumers' other common assets to both the electric and gas utility businesses.

(b) Includes capital leases for nuclear fuel and other assets and electric DSM costs (see Statement of Cash Flows). Amounts also include an attributed portion of Consumers' capital expenditures for plant and equipment common to both the electric and gas utility businesses.

(c)  Includes common stock issued for acquisitions.

19:   Effects of the Ratemaking Process

The following regulatory assets (liabilities) which include both current and non-current amounts, are reflected in the Consolidated Balance Sheets. These assets represent probable future revenue to Consumers associated with certain incurred costs as these costs are recovered through the ratemaking process.

                                                             In Millions
December 31                                             1995        1994
-----------                                             ----        ----

Postretirement benefits (Note 12)                     $  487      $  503
Income taxes (Note 5)                                    176         189
Abandoned Midland project                                131         147
DSM - deferred costs (Note 4)                             68          71
Trunkline settlement                                      55          85
Manufactured gas plant sites (Note 14)                    47          47
Power purchase contracts (Note 3)                         44          30
Uranium enrichment facility                               25          25
Other                                                     22          31
                                                      ------      ------

Total regulatory assets                               $1,055      $1,128
                                                      ======      ======

Income taxes (Note 5)                                 $ (220)     $ (205)
DSM - deferred revenue                                   (25)        (21)
Other                                                     (1)          -
                                                      ------      ------

Total regulatory liabilities                          $ (246)     $ (226)
                                                      ======      ======

At December 31, 1995, approximately $778 million of Consumers' regulatory assets are being recovered through rates being charged to customers over periods of up to 17 years. Consumers anticipates MPSC approval for recovery of the remaining amounts.


20:   Summarized Financial Information of Significant Related Energy
      Supplier

Under the PPA with the MCV Partnership discussed in Note 3, Consumers' 1995 obligation to purchase electric capacity from the MCV Partnership was approximately 16 percent of Consumers' owned and contracted capacity. Summarized financial information of the MCV Partnership follows:

Statements of Income
                                                 In Millions
Years Ended December 31               1995      1994   1993
-----------------------              -----     -----   -----

Operating revenue (a)               $  618     $ 579   $ 548
Operating expenses                     386       378     362
                                    ------    ------  ------

Operating income                       232       201     186
Other expense, net                     171       183     189
                                    ------    ------  ------

Net income (loss)                   $   61     $  18   $  (3)
                                    ======    ======  ======

Balance Sheets
                                                 In Millions
December 31                                     1995    1994
-----------                                   ------  ------

Assets
  Current assets (b)                         $   263  $  206
  Property, plant and equipment, net           1,948   2,012
  Other assets                                   156     154
                                              ------  ------

                                              $2,367  $2,372
                                              ======  ======
Liabilities and Partners' Equity
  Current liabilities                         $  225  $  218
  Long-term debt and other non-current
  liabilities (c)                              2,008   2,081
  Partners' equity (d)                           134      73
                                              ------  ------

                                              $2,367  $2,372
                                              ======  ======

(a) Revenue from Consumers totaled $571 million, $534 million and $505 million for 1995, 1994 and 1993, respectively.

(b) At December 31, 1995 and 1994, $48 million was receivable from
Consumers.

(c) FMLP is the sole beneficiary of an owner trust that is the lessor in a long-term direct finance lease with the lessee, MCV Partnership.
CMS Holdings holds a 46.4 percent ownership interest in FMLP. At December 31, 1995 and 1994, lease obligations of $1.6 billion and $1.7 billion, respectively, were owed to the owner trust. CMS Holdings' share of the interest and principal portion for the 1995 lease payments was $66 million and $23 million, respectively, and for the 1994 lease payments was $68 million and $14 million, respectively. The lease payments service $1.1 billion and $1.2 billion in non-recourse debt outstanding as of December 31, 1995 and 1994, respectively, of the owner-trust. FMLP's debt is secured by the MCV Partnership's lease obligations, assets, and operating revenues. For 1995 and 1994, the owner-trust made debt payments (including interest) of $192 million and $175 million, respectively.

(d) CMS Midland's recorded investment in the MCV Partnership includes capitalized interest, which is being amortized to expense over the life of its investment in the MCV Partnership.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS.


     (c)   Exhibits

           (1)-(22)    Not applicable.

           (23)        Consent of Arthur Andersen LLP.

           (24)-(26)   Not applicable.

           (27)        Financial Data Schedule.

           (28)-(99)   Not applicable.

                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                         CMS ENERGY CORPORATION



Dated: February 23, 1996                 By:    \s\ A.M. Wright
                                              ---------------------------
                                                Alan M. Wright
                                                Senior Vice President,
                                                 Chief Financial Officer
                                                 and Treasurer

                               EXHIBIT INDEX


Exhibit
Number

(23)       Consent of Arthur Andersen LLP.

(27)       Financial Data Schedule.